As filed with the Securities and Exchange Commission on March 14, 2007

Registration Statement No. 333-132993

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT

UNDER

SCHEDULE B

OF

THE SECURITIES ACT OF 1933

THE KOREA DEVELOPMENT BANK

(Name of Registrant)

THE REPUBLIC OF KOREA

(Co-Signatory)

Names and Addresses of Authorized Representatives:

Kye Dong Kim or Il Soh Park Duly Authorized Representatives in the United States of The Korea Development Bank 320 Park Avenue, 32nd Floor New York, New York 10022	In Kang Cho Duly Authorized Representative in the United States of The Republic of Korea 335 East 45th Street New York, New York 10017

Copies to:

Jinduk Han, Esq.

Cleary Gottlieb Steen & Hamilton LLP

39th Floor, Bank of China Tower

One Garden Road

Hong Kong

The securities registered hereby will be offered on a delayed or continuous basis pursuant to the procedures set forth in Securities Act Release Nos. 33-6240 and 33-6424.

EXPLANATORY NOTE

This registration statement relates to US$4,000,000,000 aggregate amount of (i) debt securities (with or without warrants) of The Korea Development Bank to be offered from time to time as separate issues on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such offering and (ii) guarantees to be issued by The Korea Development Bank in respect of obligations of other parties on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such issuance. The prospectus constituting a part of this registration statement relates to the debt securities (with or without warrants) and guarantees registered hereunder and US$395,788,520 aggregate principal amount of debt securities (with or without warrants) and guarantees registered under Registration Statement No.333-111608 (including an aggregate principal amount of US$200,000,000 of debt securities that may be sold by us from time to time in a continuous offering designated Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”)).

This registration statement contains a form of prospectus supplement filed as Exhibit K-1 to this registration statement, together with the supplement to that prospectus supplement filed as Exhibit K-2 to this registration statement, to be used in connection with the sale by us of the Series C Notes in a continuous offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 14, 2007

PROSPECTUS

The Korea Development Bank

$4,000,000,000

Debt Securities

Warrants to Purchase Debt Securities

Guarantees

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2007

CERTAIN DEFINED TERMS AND CONVENTIONS

All references to “Korea” or the “Republic” contained in this prospectus mean The Republic of Korea. All references to the “Government” mean the government of Korea. All references to the “Bank” mean The Korea Development Bank.

Unless otherwise indicated, all references to “won”, “Won” or “(Won)” contained in this prospectus are to the currency of Korea, and references to “U.S. dollars”, “Dollars”, “$” or “US$” are to the currency of the United States of America.

All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

THE KOREA DEVELOPMENT BANK

Overview

We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended (the “KDB Act”). Since our establishment, we have been the leading bank in the Republic with respect to the provision of long-term financing for projects designed to assist the nation’s economic growth and development. The Government owns all of our paid-in capital. Our registered office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, The Republic of Korea.

Our primary purpose, as stated in the KDB Act, is to “furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.” We make loans available to major industries for equipment, capital investment and the development of high technology. In addition to these equipment capital loans, we make working capital loans to borrowers to whom we have extended equipment capital loans, to enterprises the capital of which has been subscribed for, or is owned by, the Government or us and to high technology companies as provided by our By-Laws.

As of December 31, 2006, we had (Won)51,392.9 billion of loans outstanding (including loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to applicable guidelines), total assets of (Won)104,523.3 billion and total shareholder’s equity of (Won)16,506.2 billion, as compared to (Won)50,490.3 billion of loans outstanding, (Won)96,510.7 billion of total assets and (Won)14,745.0 billion of total shareholder’s equity as of December 31, 2005. For the year ended 2006, we recorded interest income of (Won)3,650.5 billion, interest expense of (Won)3,294.3 billion and net income of (Won)2,100.8 billion, as compared to (Won)3,029.2 billion of interest income, (Won)2,598.2 billion of interest expense and (Won)2,421.7 billion of net income for the year ended 2005. See “The Korea Development Bank—Selected Financial Statement Data.”

Pursuant to the KDB Act, the Government must hold all of our paid-in capital. In addition to contributions to our capital, the Government provides direct financial support for our financing activities. The Government’s determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, guarantees or contributions to capital, plays an important role in determining our lending capacity. The Government, acting through the President of the Republic, has the power to appoint or dismiss our Governor and Chairman of the Board of Directors. In addition, the Government, acting through the Minister of Finance and Economy, has the power to appoint and dismiss our members of the Board of Directors and Auditor. Pursuant to the KDB Act, the Minister of Finance and Economy has supervisory power over our general business and managerial matters while the Financial Supervisory Commission has supervisory authority over capital adequacy and managerial soundness matters.

The Government supports our operations pursuant to Article 44 of the KDB Act. Article 44 provides that “the annual net losses of the Korea Development Bank shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government.” As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.

In January 1998, the Government amended the KDB Act to:

•	subordinate our borrowings from the Government to other indebtedness incurred in our operations;

•

allow the Government to offset any deficit that arises if our reserve fails to cover our annual net losses by transferring Government-owned property, including securities held by the Government, to us; and

•	allow direct injections of capital by the Government without prior National Assembly approval.

The Government amended the KDB Act in May 1999 and the Enforcement Decree of the KDB Act, as amended (the “KDB Decree”), in March 2000, to allow the Financial Supervisory Commission to supervise and regulate us in terms of capital adequacy and managerial soundness.

In March 2002, the Government amended the KDB Act to enable us, among other things, to:

•

obtain low-cost funds from The Bank of Korea and from the issuance of debt securities (in addition to already permitted Industrial Finance Bonds), which funds may be used for increased levels of lending to small and medium size enterprises;

•

broaden the scope of borrowers to which we may extend working capital loans to include companies in the manufacturing industry, enterprises which are “closely related” to enhancing the corporate competitiveness of the manufacturing industry and leading-edge high-tech companies; and

•	extend credits to mergers and acquisitions projects intended to facilitate corporate restructuring efforts.

In July 2005, the Government amended Article 43 of the KDB Act. The revised Article 43 provides that:

(1)	our annual net profit, after adequate allowances are made for depreciation in assets, shall be distributed as follows:

(i)	forty percent or more of the net profit shall be credited to reserve, until the reserve amounts equal the total amount of authorized capital; and

(ii)	any net profit remaining following the apportionment required under subparagraph (i) above shall be distributed in accordance with the resolution of our Board of Directors and the approval of the Minister of Finance and Economy, provided that a certain proportion, which proportion shall be determined by resolution of our Board of Directors, shall be distributed to the person who has contributed to our paid-in capital;

(2)	accumulated amounts in reserve may be capitalized in accordance with the provisions of Presidential Decree; and

(3)	any distributions made in accordance with paragraph (1)(ii) above may be in the form of cash dividends or dividends in kind, provided that any distributions of dividends in kind must be made in accordance with applicable provisions of Presidential Decree.

The revised Article 43, as filed as an exhibit to the registration statement no. 333-111608, was effective as of January 1, 2006.

The Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this prospectus forms a part.

Capitalization

As of December 31, 2006, our authorized capital was (Won)10,000 billion and capitalization was as follows:

	December 31, 2006(1)
	(billions of won)
Long-term debt(2)(3):
Won currency borrowings	(Won)	3,909.3
Industrial finance bonds		27,049.8
Foreign currency borrowings		3,446.5

Total long-term debt		34,405.6

Capital:
Paid-in capital		8,241.9
Capital surplus		44.4
Retained earnings		5,732.9
Capital adjustments		2,487.0

Total capital		16,506.2

Total capitalization	(Won)	50,911.8

(1)	Except as disclosed in this prospectus, since December 31, 2006 there has been no material adverse change in our capitalization.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)929.6 to US$1.00, which was the market average exchange rate, as announced by the Seoul Monetary Brokerage Services Ltd., on December 31, 2006.
(3)	As of December 31, 2006, we had contingent liabilities totaling (Won)8,680.1 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2006, see “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Notes 12 and 13.”

Business

Purpose and Authority

Since our establishment, we have been the leading bank in the Republic in providing long-term financing for projects designed to assist the nation’s economic growth and development.

Under the KDB Act, the KDB Decree and our By-Laws, our primary purpose is to “furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy.” Since we serve the public policy objectives of the Government, we do not seek to maximize profits. We do, however, strive to maintain a level of profitability to strengthen our equity base and support growth in the volume of our business.

Under the KDB Act, we may:

•	provide equipment capital loans with maturities of more than one year to major industries;

•	provide working capital loans to high technology industries as well as our existing borrowers of equipment capital loans;

•	issue guarantees for the benefit of projects that we have the authority to finance;

•	make equity investments in Korean corporations engaged in activities that we have the authority to finance or that are designated by the Government;

•

subscribe to, underwrite, invest in or guarantee corporate debentures, including debentures issued by non-corporate special juridical persons established by special laws of the Republic, issued to finance major industrial projects or debt securities or debentures issued by public institutions;

•	engage in debt securities dealing activities in the secondary market;

•	accept some types of time and savings deposits from the general public;

•	accept demand deposits from existing corporate customers, central and local governments and entities designated by Presidential decree;

•	underwrite or invest in stocks of Government-owned corporations carrying out major industrial projects;

•	execute foreign exchange transactions, including currency and interest swap transactions;

•	provide planning, management, research and other support services at the request of the Government, public bodies, financial institutions or enterprises; and

•	carry out other businesses incidental to the foregoing.

Government Support and Supervision

The Government owns all of our paid-in capital, as required by the KDB Act. On February 20, 2000, the Government contributed (Won)100 billion in cash to our capital. On December 29, 2000, we reduced our paid-in capital by (Won)959.8 billion to offset our expected net loss for the year. To compensate for the resulting deficit under the KDB Act, on June 20, 2001, the Government contributed (Won)3 trillion in the form of shares of common stock of the Korea Electric Power Corporation (“KEPCO”) to our capital. On December 29, 2001, the Government contributed (Won)50 billion in cash to our capital. On August 13, 2003, the Government contributed (Won)80 billion in cash to our capital to support our existing fund for facilitating the Republic’s regional economies. On April 30, 2004, the Government contributed (Won)1 trillion in the form of shares of common stock of KEPCO and Korea Water Resources Corporation to our capital to support our lending to small- and medium-sized companies and to compensate for our contribution to LG Card Ltd. in the form of loans, cash injections and debt-for-equity swaps. Taking into account these capital contributions and reduction, as of December 31, 2006, our total paid-in capital was (Won)8,241.9 billion. See “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2006 and 2005—Note 15.”

In addition to capital contributions, the Government directly supports our financing activities by:

•	lending us funds to on-lend;

•	allowing us to administer Government loans made from a range of special Government funds;

•	allowing us to administer some of The Bank of Korea’s surplus foreign exchange holdings; and

•	allowing us to receive credit from The Bank of Korea.

The extent of the Government’s yearly financial support, in the form of loans, guarantees or contributions to capital, helps determine our lending capacity.

The Government also supports our operations pursuant to Articles 43 and 44 of the KDB Act. Article 43 provides that “the annual net profit of the Korea Development Bank, after adequate allowances are made for depreciation in assets, shall be totally transferred to reserve” and that accumulated amounts in reserve may be capitalized in accordance with the provisions of the KDB Decree. Article 44 provides that “the net losses of the Korea Development Bank shall be offset each fiscal year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government.”

As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and the guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.

The Government closely supervises our operations in the following ways:

•	the President of the Republic appoints our Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy;

•	the Minister of Finance and Economy appoints our Deputy Governor and Executive Directors upon the recommendation of our Governor;

•	one month prior to the beginning of each fiscal year, we must submit our proposed program of operations for the fiscal year to the Minister of Finance and Economy;

•	the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

•	the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

•

the Minister of Finance and Economy and the Financial Supervisory Commission together have broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders deemed necessary to enforce the KDB Act or delegate examinations to the Financial Supervisory Commission;

•

the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KDB Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

•	the National Assembly receives our annual report within four months after the end of each fiscal year outlining our operations and analyzing our activities; and

•	we may amend our By-Laws only with the approval of the Minister of Finance and Economy.

In addition, the conditions of the IMF aid package stated that domestic banks in the Republic, including us, should undergo external audits from internationally recognized accounting firms. Accordingly, we have had our annual financial statements for years commencing 1998 audited by an external auditor. See “—Financial Statements and the Auditors” and “Experts.”

Pursuant to our most recently approved program of operations, we expect to support the reform and restructuring of the Republic’s economic and industrial structure, including financing of promising small and medium sized enterprises, providing export finance and encouraging investments in infrastructure necessary to promote consumer demand and industrial reorganization.

Selected Financial Statement Data

Results of Operation

You should read the following financial statement data together with the financial statements and notes included in this prospectus:

	Year Ended December 31,
	2002	2003	2004	2005	2006
	(billions of won)
	(audited)
Income Statement Data
Total Interest Income	3,311.5	2,821.4	2,847.1	3,029.2	3,650.5
Total Interest Expenses	3,179.0	2,684.8	2,528.9	2,598.2	3,294.3
Net Interest Income	132.5	136.6	318.3	431.0	356.2
Operating Revenues	8,006.6	7,751.9	13,380.8	10,730.4	11,315.6
Operating Expenses	8,551.6	8,233.1	13,120.2	10,503.7	11,121.4
Net Income (Loss)	183.9	166.9	1,078.2	2,421.7	2,100.8

	As of December 31,
	2002	2003	2004	2005	2006
	(billions of won)
	(audited)
Balance Sheet Data
Total Loans(1)	46,134.2	48,652.9	46,877.9	50,490.3	51,392.9
Total Borrowings(2)	66,804.4	70,095.8	70,582.4	75,304.1	81,158.2
Total Assets	78,782.3	89,263.2	92,684.7	96,510.7	104,523.3
Total Liabilities	71,841.7	81,860.3	81,964.2	81,765.7	88,017.1
Shareholder’s Equity	6,940.6	7,402.9	10,720.5	14,745.0	16,506.2

(1)	These figures include loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.
(2)	Total Borrowings include deposits, call money, borrowings and industrial finance bonds.

2005

We had net income of (Won)2,421.7 billion in 2005 compared to net income of (Won)1,078.2 billion in 2004.

Principal factors for the net income in 2005 included:

•	valuation gains on equity method investees of (Won)1,480.3 billion primarily due to gains from investments in KEPCO, Hynix Semiconductor and LG Card;

•	gains on disposal of securities under equity method of (Won)590.8 billion primarily due to gain from the sale of our equity interest in Daewoo Heavy Industries & Machinery;

•	fees and commission income of (Won)316.6 billion primarily from bond underwriting and project financing activities; and

•	net interest income of (Won)431.0 billion primarily due to increased interest income on loans and available-for-sale securities and decreased interest expense on bonds payable.

The above factors were partially offset by net loss on foreign currency transactions of (Won)486.0 billion.

The overall statutory income tax rate applicable to us is 27.5%. We paid virtually no income tax in 2005 because we carried forward net losses from 2000 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

2006

We had net income of (Won)2,100.8 billion in 2006 compared to net income of (Won)2,421.7 billion in 2005.

Principal factors for the net income in 2006 included:

•	valuation gains on equity method investees of (Won)1,527.3 billion, primarily due to gains from investments in KEPCO, Hynix Semiconductor and LG Card;

•	net interest income of (Won)356.2 billion, reflecting interest income of (Won)3,650.5 billion and interest expense of (Won)3,294.3 billion;

•	fees and commission income of (Won)246.7 billion, primarily from bond underwriting, consulting and project financing activities;

•	gains on disposal of available-for-sale securities of (Won)194.5 billion, primarily due to gains from the sale of our equity interest in Hyundai Engineering and Construction; and

•	dividend income of (Won)97.4 billion, primarily due to dividend payments from Industrial Bank of Korea.

The above factors were partially offset by net loss on foreign currency transactions of (Won)279.8 billion.

The overall statutory income tax rate applicable to us is 27.5%. We paid tax in the amount of (Won)5.2 billion in 2006 because deferred tax effect amounting to (Won)304.3 billion from our tax loss under the tax accounting in 2003 was recognized as deferred assets and adjusted to net income for the year ended December 31, 2006.

Provisions for Possible Loan Losses and Loans in Arrears

We establish provisions for possible losses from problem loans, including guarantees and other extensions of credit, based on the length of the delinquent periods and the nature of the loans, including guarantees and other extensions of credit. As of December 31, 2006, we established provisions of (Won)616.6 billion for possible loan losses and bad debt securities, 1.4% higher than the provisions as of December 31, 2005, and (Won)41.7 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 17.1% increase from December 31, 2005.

Certain of our customers have restructured loans with their creditor banks. As of December 31, 2006, we have provided loans of (Won)1,214.9 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of (Won)1,068.5 billion following debt-equity swaps. As of December 31, 2006, we had established provisions of (Won)145.8 billion for possible loan losses and (Won)3.3 billion for present value discount with regard to the above loans. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

Financial Supervisory Commission guidelines classify loans into five categories; provisions are made in accordance with ratios applicable to each category. Effective December 31, 2006, the Financial Supervisory Commission adopted more stringent definitions for the relevant loan categories which more closely follow international standards. Under the revised definitions, loans are categorized as follows:

Normal

Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.7% or more reserves required.

Special attention

Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 7.0% or more reserves required.

Substandard

(1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers’ ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of “Doubtful Customers” or “Estimated-loss Customers” (each as defined below). 20% or more reserves required.

Doubtful

That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Doubtful Customers”) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Loss

That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers (“Estimated-loss Customers”), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

The following table provides information on our loan loss provisions.

	As of December 31, 2004(1)					As of December 31, 2005(1)					As of December 31, 2006(1)
	Loan Amount		Minimum Provisioning Ratio	Loan Loss Provisions		Loan Amount		Minimum Provisioning Ratio	Loan Loss Provisions		Loan Amount		Minimum Provisioning Ratio	Loan Loss Provisions
	(billions of won, except percentage)
Normal	(Won)	43,928.8	0.5%	(Won)	189.2	(Won)	41,794.8	0.5%	(Won)	261.4	(Won)	47,688.8	0.7%	(Won)	361.7
Special attention		2,141.8	2.0%		392.9		996.8	2.0%		150.3		1,018.7	7.0%		121.2
Sub-Standard		575.0	20.0%		141.1		430.0	20.0%		116.8		420.3	20.0%		116.8
Doubtful		182.7	50.0%		148.3		5.2	50.0%		2.6		18.5	50.0%		10.4
Loss		102.6	100.0%		102.6		108.4	100.0%		108.4		44.6	100.0%		44.6
Others(2)		6,912.0	—		—		10,542.1	—		—		8,065.9	—		—

Total	(Won)	53,842.9		(Won)	974.1	(Won)	53,877.3		(Won)	639.5	(Won)	57,256.8		(Won)	654.7

(1)	These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.
(2)	Includes loans guaranteed by the Government.

As of December 31, 2006, our delinquent loans totaled (Won)484.3 billion, representing 0.8% of our outstanding loans and guarantees as of such date. On December 31, 2006, our legal reserve was (Won)3,632.1 billion, representing 6.3% of our outstanding loans and guarantees as of such date.

Loans to Financially Troubled Companies

We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including Donghae Pulp Co., Ltd, TriGem Computer, BOE HYDIS Technology Co., Ltd and HK Corporation. As of December 31, 2006, our credit extended to these companies totaled (Won)224.7 billion, accounting for 0.2% of our total assets as of such date.

As of December 31, 2006, our exposure (including loans classified as substandard and equity investment classified as estimated loss) to Donghae Pulp decreased to (Won)67.4 billion from (Won)77.8 billion as of December 31, 2005 primarily due to its repayment of loans. Our exposure to Trigem Computer as of December 31, 2006 decreased to (Won)27.9 billion from (Won)34.8 billion as of December 31, 2005 primarily due to its repayment of loans. We downgraded the classification of certain of our exposure to BOE HYDIS Technology, a TFT-LCD manufacturer, from special attention to loss, following our evaluation of its financial condition and operating results in September 2006. Our other exposure to BOE HYDIS Technology, of which we obtained collateral, was classified as special attention or normal. Our exposure to BOE HYDIS Technology decreased to (Won)94.4 billion as of December 31, 2006 from (Won)155.4 billion as of December 31, 2005 primarily due to the write-off associated with downgrading of classification of our exposure to BOE HYDIS Technology. We also downgraded the classification of certain of our exposure to HK Corporation, a synthetic pulp manufacturer, from special attention to loss in May 2006. Our other exposure to HK Corporation, of which we obtained collateral, was classified as special attention or normal. Our exposure to HK Corporation as of December 31, 2006 decreased to (Won)35.0 billion from (Won)35.2 billion as of December 31, 2005.

As of December 31, 2006, we established provisions of (Won)6.8 billion for Donghae Pulp, (Won)5.6 billion for our exposure to TriGem Computer, (Won)46.3 billion for BOE HYDIS Technology Co. and (Won)7.0 billion for our exposure to HK Corporation.

In addition to our loans in Korea, as of December 31, 2006, we had loans totaling approximately US$27.8 million outstanding to Indonesian entities. We have classified US$13.8 million of such loans as normal and US$14.0 million of such loans as substandard. We have established provisions of US$7.3 million in respect of such loans. As of December 31, 2006, we did not have any equity investments in Indonesian entities.

In 2006, we did not sell any non-performing loans to The Korea Asset Management Corporation, or KAMCO.

Operations

Loan Operations

We mainly provide equipment capital loans and working capital loans to private Korean enterprises that undertake major industrial projects. The loans generally cover over 50%, and in some cases as much as 100%, of the total project cost. Equipment capital loans include loans to major industries for development of high technology and for acquisition, improvement or repair of machinery and equipment. All loans for equipment must be for more than one year. We may extend working capital loans to entities to whom we made equipment capital loans or provided guarantees, to enterprises partly or wholly owned by the Government or by us and to small- and medium-sized companies engaged in the high technology business.

We disburse loan proceeds in installments to ensure that the borrower uses the loan for its intended purpose. The KDB Act requires monitoring of the projects or enterprises to which we extend loans or in which we invest and authorizes us to assign our own personnel to a borrower in need of management assistance.

Before approving a loan, we consider:

•	the economic benefits of the project to the Republic;

•	the extent to which the project serves priorities established by the Government’s industrial policy;

•	the project’s operational feasibility;

•	the loan’s and the project’s profitability; and

•	the quality of the borrower’s management.

We generally charge interest of up to 6.5% over our prime rate, although we provide a discount between 0.3% and 0.8% to credit-constrained small- and medium-sized companies. We adjust the prime rate monthly. The spread depends on the purpose of the loan, maturity date and the borrower’s credit ratings. Certain loans bear interest at below market rates. Equipment capital loans generally have original maturities of five to ten years, although we occasionally make equipment capital loans with longer maturities. Working capital loans usually mature within two years.

We generally obtain collateral valued in excess of the original loan from large companies and up to the value of the loan from small- and medium-sized companies. Depending on the type of borrower and loan, the collateral may be equipment purchased with the loan proceeds, industrial plants, real estate and marketable securities. We appraise the value of our collateral at least once a year.

The following table sets out, by currency and category of loan, our total outstanding loans:

Loans(1)

	December 31,
	2004	2005	2006
	(billions of won)
Equipment Capital Loans:
Domestic Currency	9,992.1	10,700.0	11,136.9
Foreign Currency(2)	11,213.1	10,530.9	9,688.2

	21,205.2	21,230.9	20,825.1
Working Capital Loans:
Domestic Currency	7,133.3	7,449.0	7,311.2
Foreign Currency(2)	2,291.0	1,990.3	2,548.1

	9,424.3	9,439.3	9,859.3

Total Loans	30,629.5	30,670.2	30,684.4

(1)	Includes loans extended to affiliates.
(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled (Won)4,438.4 billion as of December 31, 2004, (Won)4,403.3 billion as of December 31, 2005 and (Won)3,695.9 billion as of December 31, 2006. See “The Korea Development Bank—Operations—Loan Operations—Loans by Categories—Local Currency Loans Denominated in Foreign Currencies”.

As of December 31, 2006, we had (Won)30,684.4 billion in outstanding loans, a 0.05% increase from December 31, 2005.

Maturities of Outstanding Loans

The following table categorizes our outstanding loans by their remaining maturities:

Outstanding Loans by Remaining Maturities(1)

	December 31,			As % of December 31, 2006 Total
	2004	2005	2006
	(billions of won, except percentages)
Loans with Remaining Maturities of Less Than One Year	10,301.9	8,607.2	9,663.1	31.5
Loans with Remaining Maturities of One Year or More	20,327.6	22,063.0	21,021.3	68.5

Total	30,629.5	30,670.2	30,684.4	100.0

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector

The following table sets out the total amount of our outstanding loans, categorized by industry sector:

Outstanding Loans by Industry Sector(1)

	December 31,			As % of December 31, 2006 Total
	2004	2005	2006
	(billions of won, except percentages)
Manufacturing	16,243.6	16,954.5	16,298.0	53.1
Transportation and Communication	3,155.3	3,220.8	3,420.5	11.1
Electric, Gas and Water Supply Industry	1,133.7	979.5	685.6	2.2
Banking and Insurance	2,773.3	2,701.2	2,390.9	7.8
Public Administration and National Defense	3,283.8	2,864.0	2,441.1	8.0
Others	4,039.8	3,950.2	5,448.2	17.8

Total	30,629.5	30,670.2	30,684.4	100.0

Percentage increase (decrease) from previous period	(6.3)%	0.1%	0.05%

(1)	Includes loans extended to affiliates.

The manufacturing sector accounted for 53.1% of our outstanding loans as of December 31, 2006. Loans related to the manufacture of metal products, machinery and equipment accounted for 34.0% of our total outstanding loans, and loans related to the manufacture of chemical, petroleum, coal, rubber and plastic products for 17.0%.

The Small Business Corporation was our single largest borrower as of December 31, 2006, accounting for 6.9% of our outstanding loans. As of December 31, 2006, our five largest borrowers accounted for 17.3% of our outstanding loans and the 20 largest borrowers for 31.7%. The following table breaks down the loans to our 20 largest borrowers outstanding as of December 31, 2006 by industry sector:

20 Largest Borrower by Industry Sector

As % of December 31, 2006 Total Outstanding Loans
Financing, Insurance and Business Services	38.0%
Manufacturing	43.0%
Transportation and Communication	14.4%
Electricity and Waterworks	4.6%

Pursuant to the KDB Decree, we may not extend credits in excess of 20% of our total capital to a single borrower and in excess of 25% of our total capital to a single borrower and certain affiliates, with certain statutory exceptions including debt restructurings pursuant to the Republic’s insolvency laws or other public policy reasons. In addition, the KDB Decree requires us to limit the aggregate of large credits, defined as those in excess of 10% of our total capital, to 500% of our total capital. We are currently in compliance with these requirements.

The following table categorizes the new loans made by us by industry sector:

New Loans by Industry Sector

	Year Ended December 31,			As % of Year Ended December 31, 2006 Total
	2004	2005	2006
	(billions of won, except percentages)
Manufacturing	5,988.8	6,324.4	7,243.8	55.4%
Transportation and Communication	1,467.7	1,491.7	1,316.6	10.1%
Electricity and Waterworks	1,622.1	1,284.5	1,329.5	10.1%
Financing, Insurance and Business Services	1,193.0	2,490.2	2,500.1	19.1%
Others	146.4	228.3	689.6	5.3%

Total	10,418.0	11,819.1	13,079.6	100.0%

Percentage increase (decrease) from previous period	8.9%	13.4%	10.7%

Loans by Categories

In addition to dividing our loans into equipment capital and working capital loans, we classify loans into several groupings, the most important being:

•	industrial fund loans;

•	foreign currency loans;

•	local currency loans denominated in foreign currencies;

•	offshore loans in foreign countries; and

•	government fund loans.

See “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2005 and 2006—Note 5” for more information on the types of credit extended by us and the amounts of each type outstanding as of December 31, 2006.

The following table sets out loans by categories as of December 31, 2006:

	Equipment Capital Loans(1)		Working Capital Loans(1)
	December 31, 2006%		December 31, 2006%
	(billions of Won, except percentages)
Industrial fund loans	7,473.9	35.9	5,865.7	59.5
Foreign currency loans	3,582.0	17.2	1,695.4	17.2
Local currency loans denominated in foreign currencies	2,915.2	14.0	780.7	7.9
Offshore loans in foreign currencies	1,174.5	5.6	—	—
Government fund loans	849.6	4.1	272.4	2.8
ADB and IBRD loans	2,016.6	9.7		—
Others	2,813.3	13.5	1,245.1	12.6

Total	20,825.1	100.0	9,859.3	100.0

(1)	Includes loans extended to affiliates totaling (Won)5,516.3 billion.

For more information on the types of credit extended by us and the amounts of each type outstanding as of December 31, 2006, see note 5 of notes to the non-consolidated financial statements included in this prospectus.

Industrial Fund Loans. Industrial fund loans are equipment capital and working capital loans denominated in Won to borrowers in major industries to finance equipment and facilities.

We currently make equipment capital industrial fund loans at floating rates for terms of up to 20 years and for up to 100% of the equipment cost being financed. We make working capital industrial fund loans at floating rates and in amounts constituting up to 40% of the borrower’s estimated annual sales.

Foreign Currency Loans. We extend loans denominated in U.S. dollars, Japanese yen or other foreign currencies principally to finance the purchase of industrial equipment from abroad or the implementation of overseas industrial development projects by Korean companies. We make these loans at floating interest rates with original maturities, in the case of equipment capital foreign currency loans, of up to 20 years and, in the case of working capital foreign currency loans, of up to two years.

Local Currency Loans Denominated in Foreign Currencies. We make local currency loans denominated in foreign currencies for the same purposes, and to the same borrowers, as foreign currency loans. Although we denominate the loans in foreign currency, the borrower receives and repays the loans in Won based on foreign exchange rates at the time of receipt and repayment. We currently make loans of this type at floating interest rates, with original maturities, in the case of equipment capital loans, of up to 20 years and, in the case of working capital loans, of up to two years.

Offshore Loans in Foreign Currencies. We extend offshore loans in foreign currencies to finance:

•	the purchase of industrial equipment and the implementation of overseas industrial projects by overseas subsidiaries and branches of Korean companies; and

•	the overseas industrial development projects of foreign government entities, international organizations and foreign companies.

We make these loans at floating interest rates with original maturities, in the form of equipment capital foreign currency loans, of up to 20 years.

Government Fund Loans. We make government fund loans primarily to finance:

•	water supply and drainage facilities;

•	the Seoul and Pusan subway systems;

•	small tourist facilities;

•	rural and coastal electricity facilities;

•	hospitals; and

•	other facilities.

Government fund loans require approval by the appropriate Government ministry. We currently make government fund loans in Won at fixed interest rates with original maturities, in the case of equipment capital loans, of seven to 35 years and, in the case of working capital loans, of up to three years.

Other Loans. We also make special purpose fund loans for particular industries or projects using funds lent to us by the Government and foreign financial institutions. The Government funds that finance these loans include, among others:

•	the Petroleum Business Fund (energy conservation projects and alternate fuel development projects);

•	the Tourism Promotion Fund (hotel and resort projects); and

•	the Special Industry Supporting Fund (defense projects).

We also make special purpose fund loans from money received from the World Bank, the ADB, other multinational agencies and foreign financial institutions. For further information relating to such loans, see “—Sources of Funds” and “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2005 and 2006—Note 5”.

Guarantee Operations

We extend guarantees to our clients to facilitate their other borrowings and to finance major industrial projects. We guarantee Won-denominated corporate debentures, local currency loans, and other Won liabilities and foreign currency loans from domestic and overseas Korean financial institutions and from foreign institutions. The KDB Act and our By-Laws limit the aggregate amount of our industrial finance bond obligations and guarantee obligations. See “—Sources of Funds”.

We generally obtain collateral valued in excess of the original guarantee. We appraise the value of our collateral at least once a year. Depending on the borrower, the collateral may be industrial plants, real estate and marketable securities.

The following table shows our outstanding guarantees:

Guarantees Outstanding

	December 31,
	2004	2005	2006
	(billions of won)
Acceptances	428.1	402.4	373.0
Guarantees on local borrowing	267.0	211.1	316.4
Guarantees on foreign borrowing	8,218.5	8,039.7	7,948.2
Letter of guarantee for importers	32.3	35.7	42.5

Total	8,945.9	8,688.9	8,680.1

On November 13, 2002, we entered into a guarantee agreement with KEPCO with respect to certain of KEPCO’s debt securities in connection with KEPCO’s restructuring and privatization. Pursuant to the guarantee agreement, we issued in February 2003 our guarantee to holders of KEPCO’s Yankee and Global debt securities with final maturities ranging from 2003 to 2096 (although our guarantee obligations only run through 2016) in an aggregate principal amount of approximately (Won)3.3 trillion, based on exchange rates prevailing on the guarantee issuance date, February 25, 2003, and we issued in April 2003 our guarantee to holders of KEPCO’s Eurobonds with final maturities ranging from 2004 to 2007 in an aggregate principal amount of approximately (Won)0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, April 29, 2003. In addition, we issued in February 2004 our guarantee to holders of KEPCO debt securities denominated in Japanese Yen with final maturities ranging from 2005 to 2006 in an aggregate principal amount of approximately (Won)0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, February 10, 2004. The guarantees described above constitute full, irrevocable and unconditional guarantees, on an unsecured and unsubordinated basis, in respect of the principal, interest and other payments due with respect to those debt obligations. KEPCO paid and will continue to pay us an annual guarantee fee of 0.05% of (i) the aggregate outstanding principal amount of all issues of debt securities that will be covered by the benefit of our guarantee and (ii) the sum of all interest payments due on such debt securities from the date of calculation until the earlier of their maturity or their stated redemption date.

We currently own approximately 30.0% of the outstanding shares of common stock of KEPCO, and the Government, which owns all of our paid-in capital, owns an additional 21.1% of such shares.

Investments

We invest in a range of Korean private and Government-owned enterprises but we will not take a controlling interest in a company unless the Government specifically instructs us to do so. Although generally a long-term investor, we sell investments from time to time. In recent years, sales resulted principally from the Government’s privatization program, and we expect to continue such sales in the future. Our equity investments increased to (Won)24,722.6 billion as of December 31, 2006 from (Won)22,973.7 billion as of December 31, 2005, principally as a result of valuation gains on capital stock of KEPCO, Hynix Semiconductor and LG Card.

To support the Government’s policy of helping credit-constrained small- and medium-sized companies, we allocated (Won)250 billion and (Won)300 billion for year 2005 and 2006, respectively, for investment in promising small- and medium-sized companies and invested (Won)192.5 billion and (Won)272.5 billion in 116 and 204 companies in 2005 and 2006, respectively.

The KDB Act and our By-Laws provide that the cost basis of our total equity investments may not exceed twice the sum of our paid-in capital and our reserve from profit. In addition, pursuant to the KDB Decree, we may not acquire equity securities of a single company in excess of 15% of its entire voting shares. The 15% limit, however, does not apply to certain investments, including those in Government-controlled companies financed by capital contributions from the Government. As of December 31, 2006, the cost basis of our equity investments subject to the restriction under the KDB Act and our By-Laws totaled (Won)9,977.0 billion, equal to 42.0% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “—Financial Statements and the Auditors”.

The following table sets out our equity investments by industry sector on a book value basis as of December 31, 2006:

Equity Investments

Book Value as of December 31, 2006
(billions of Won)
Electricity & Waterworks	8,825.8
Construction	4,563.0
Finance and Insurance	4,373.3
Manufacturing	4,007.3
Other	2,953.2

Total	24,722.6

As of December 31, 2006, we held total equity investments, on a book value basis, of (Won)1,225.9 billion in three of our five largest borrowers and (Won)5,805.1 billion in 17 of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.

When possible, we use the prevailing market price of a security to determine the value of our interest. However, if no readily ascertainable market value exists for our holdings, we record these investments at the cost of acquisition. With respect to our equity interests in enterprises in which we hold more than 15% of interest, we value these investments annually, with certain exceptions, on a net asset value basis when the investee company releases its financial statements. As of December 31, 2006, the aggregate value of our equity investments accounted for approximately 152.3% of their aggregate cost basis.

As part of our investment activities, we underwrite straight and convertible bond issuances in Won for domestic corporations. We also invest in municipal bonds, extending funds to municipalities at subsidized interest rates, mostly to finance water supply and drainage infrastructure projects.

Other Activities

We engage in a range of industrial development activities in addition to providing loans and guarantees, including:

•	conducting economic and industrial research;

•	performing engineering surveys;

•	providing business analyses and managerial assistance; and

•	offering trust services.

As of December 31, 2006, we held in trust cash and other assets totaling (Won)16,289.7 billion, and we generated in 2006 trust fee income equaling (Won)15.1 billion. Pursuant to Korean law, we segregate trust assets from our other assets; trust assets are not available to satisfy claims of our depositors or other creditors. Accordingly, we account for our trust accounts separately from our banking accounts. However, if the income from our trust operations fails to generate the guaranteed minimum rate of return on some of our money trusts, we are responsible for covering the deficit either from previously established provisions in our trust accounts or by a transfer from our banking accounts. We have transferred (Won)317.2 billion, (Won)272.5 billion and (Won)617.3 billion in 2004, 2005 and 2006, respectively, from our banking accounts to cover deficits in our trust accounts. Surplus funds generated by the trust assets may be deposited into our banking accounts and earn interest. We reflect trust fees earned by us on our trust account management services as other operating revenues in the income statement of the banking accounts.

Sources of Funds

In addition to our capital and reserves, we obtain funds primarily from:

•	borrowings from the Government;

•	issuances of bonds in the domestic and international capital markets;

•	borrowings from international borrowings from The Bank of Korea; and

•	deposits.

All of our borrowings are unsecured.

Borrowings from the Government

We borrow from the Government’s general purpose funds and its special purpose funds. General purpose loans generally are in Won and have fixed interest rates and maturities ranging from three to 35 years. We incur special purpose loans, principally from the Petroleum Business Fund, the Tourism Promotion Fund and the Special Industry Supporting Fund, in connection with specific projects we finance. The Government links the interest rate and maturity of each special purpose borrowing to the terms of the financing we provide for the specific project.

The following table sets out our Government borrowings as of December 31, 2006:

Type of Funds Borrowed	Amount
(billions of won)
General Purpose	1,198.0
Special Purpose	2,295.1

Total	3,493.1

Domestic and International Capital Markets

We issue industrial finance bonds both in Korea and abroad, some of which the Government directly guarantees. We generally issue domestic bonds at fixed interest rates with original maturities of one to ten years.

The following table sets out the outstanding balance of our industrial finance bonds as of December 31, 2006:

Outstanding Balance	Amount
(billions of won)
Denominated in Won	35,358.6
Denominated in Other Currencies	11,711.0

Total	47,069.6

The KDB Act provides that the aggregate outstanding principal amount of our industrial finance bonds, other than those directly guaranteed or purchased by the Government, plus the aggregate outstanding amount of our on-balance sheet and off-balance sheet guarantee obligations, other than those excepted by statute, may not exceed 30 times the sum of our paid-in capital and our reserve from profit. As of December 31, 2006, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of December 31, 2006) was (Won)63,356.2 billion, equal to 17.8% of our authorized amount under the KDB Act, which was (Won)356,217.8 billion.

Foreign Currency Borrowings

We borrow money from institutions, principally syndicates of commercial banks, outside the Republic in foreign currencies. We frequently enter into related interest rate and currency swap transactions. The loans generally have original maturities of five to ten years. We also borrow from the World Bank, the ADB and other similar supranational institutions to fund special projects, with terms linked to the related loans we extend. As of December 31, 2006, the outstanding amount of our foreign currency borrowings was US$11.8 billion.

Our long term and short term foreign currency borrowings increased to (Won)10,999.2 billion as of December 31, 2006 from (Won)8,553.7 billion as of December 31, 2005.

Deposits

We take demand deposits and time and savings deposits. We accept demand deposits offering interest rates ranging from zero to one percent only from enterprises to which we have extended credit, the central and local governments, and other persons as specified by Presidential decree. We may accept time and savings deposits from the general public. Time and savings deposits generally have maturities shorter than three years and bear interest at fixed rates. As of December 31, 2006, demand deposits held by us totaled (Won)381.7 billion and time and savings deposits held by us totaled (Won)6,366.2 billion.

Debt

Debt Repayment Schedule

The following table sets out our principal repayment schedule:

Debt Principal Repayment Schedule

	Maturing on or before December 31,
	2007	2008	2009	2010	Thereafter
	(billions of won)
Currency(1)(2)

Won	19,112.5	7,448.9	7,831.0	2,288.8	3,475.8
Foreign	9,349.0	3,155.6	3,568.5	1,939.8	4,697.2

Total Won equivalent	28,461.5	10,604.5	11,399.5	4,228.5	8,173.1

(1)	Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2006, as announced by the Seoul Money Brokerage Services Ltd.
(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

Debt Record

We have never defaulted in the payment of principal or interest on any of our obligations.

Overseas Operations

We operate overseas subsidiaries in Hong Kong, Dublin, Budapest, Sao Paulo and Tashkent. The subsidiaries engage in a variety of banking and merchant banking services, including:

•	managing and underwriting new securities issues;

•	syndicating medium and long-term loans;

•	trading securities;

•	trading in the money market; and

•	providing investment management and advisory services.

We currently maintain branches in Tokyo, Shanghai, Singapore, New York, London and Guangzhou and two overseas representative offices in Frankfurt and Beijing.

During 1998, 1999 and 2000, we closed one overseas branch in Bangkok, six overseas subsidiaries, Korea Associated Securities Inc., KDB Bank (Schweiz) AG, KDB (UK) Ltd., KDB International (Singapore) Ltd., KDB (Deutschland) Gmbh, KDB Lease (Japan) Ltd., and eleven overseas representative offices in Toronto, Budapest, Sydney, Mexico City, Hanoi, Manila, Paris, Santiago, Moscow, New Delhi and Jakarta.

Property

Our head office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, Korea, a 35,996 square meter building completed in July 2001 and owned by us. In addition to the head office, we maintain 40 branches in major cities throughout the Republic, including 11 in Seoul. We generally own our domestic office space and lease our overseas offices under long-term leases.

Directors and Management; Employees

Our Board of Directors, comprising the Governor and Chairman of the Board of Directors, the Deputy Governor and the Executive Directors, manages our affairs. The President of the Republic appoints the Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy Governor and Executive Directors upon the recommendation of the Governor. The Board of Directors decides all important matters relating to our operations. The Directors serve for three-year terms and may be re-appointed. As of February 28, 2007, the directors were:

Governor and Chairman of the Board of Directors:	Chang-Lok Kim
Deputy Governor:	Jong Bae Kim
Executive Directors:	Young Chan Kim
Sang Kwon Lee
Sung Jun Rhee
Young Kee Kim
In Sung Chung
Moon Hei Huh

As of December 31, 2006, we employed 2,298 persons with 1,529 located in our Seoul head office.

Financial Statements and the Auditors

The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Chang-Mo Moon, who was appointed for a three-year term on February 25, 2005.

We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Samil PricewaterhouseCoopers, located at Kukje Center Building, 191, Hankang-ro, 2-ka, Yongsan-gu, Seoul, Korea.

Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in “—Financial Statements and the Auditors—Notes to Non-Consolidated Financial Statements of December 31, 2005 and

2006—Note 2”. These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).

We generally record our trading portfolio of marketable equity securities and other equity investments at the cost of acquisition (including incidental expenses related to purchase), computed on the moving average method. However, if the aggregate market value of the trading portfolio of marketable securities as of the balance sheet date differs from their purchase cost, we record the securities at market value. If the market value of equity investments, except for those of companies in which we hold more than 15% of interest (“affiliated companies”), differs from their purchase cost, we record the investment at market value. Starting in April 1999, we record our equity investments in affiliated companies by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the affiliated companies’ net asset values. However, we do not apply the equity method for the following investments: (1) total assets of investees are less than (Won)7,000 million; (2) investees which are owned by the Korean Government and Government invested companies; (3) investees under court receivership or bankruptcy; and (4) investees in the process of being sold.

We generally record our debt securities investments, except for our trading portfolio of marketable debt securities, at the cost of acquisition (including incidental expenses related to purchase), computed on the specific identification method. We record our trading portfolio of marketable debt securities at market value. Starting in April 1999, we record all our debt securities investments at market value except for debt securities invested with the intention of holding until maturity, which we record at the cost of acquisition or amortized cost.

We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of

The Korea Development Bank

We have audited the accompanying non-consolidated balance sheets of The Korea Development Bank (the “Bank”) as of December 31, 2006 and 2005, and the related non-consolidated statements of income, appropriations of retained earnings, and cash flows for the years then ended, expressed in Korean won. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in conformity with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the non-consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Korea Development Bank as of December 31, 2006 and 2005, and the results of its operations, the changes in its retained earnings and its cash flows for the years then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flows in conformity with accounting principles and practices generally accepted in countries and jurisdictions other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying financial statements are for use by those who are informed about Korean accounting principles or auditing standards and their application in practice.

Samil PricewaterhouseCoopers

Seoul, Korea

February 23, 2007

This report is effective as of February 23, 2007, the audit report date. Certain subsequent events or circumstances, which may occur between the audit report date and the time of reading this report, could have a material impact on the accompanying non-consolidated financial statements and notes thereto. Accordingly, the readers of the audit report should understand that there is a possibility that the above audit report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

THE KOREA DEVELOPMENT BANK

Non-Consolidated Balance Sheets

December 31, 2006 and 2005

(in millions of Korean won)	2006		2005
Assets
Cash and due from banks (Note 3)	(Won)	1,448,362	(Won)	1,866,224
Securities (Note 4)		46,181,620		39,434,849
Loans receivable, net of allowance for possible loan losses of (Won)652,972 million (2005 : (Won)660,426 million) (Note 5)		50,739,910		49,829,900
Property and equipment, net (Note 6)		648,004		654,331
Derivative financial instruments (Note 14)		2,381,840		1,969,070
Other assets, net (Note 7)		3,123,575		2,756,320

Total assets	(Won)	104,523,311	(Won)	96,510,694

Liabilities and Shareholder’s Equity
Deposits (Note 8)	(Won)	9,924,953	(Won)	11,322,026
Borrowings (Note 9)		24,163,607		20,818,120
Industrial finance bonds, gross of premium on bonds of (Won)17,721 million (2005: 20,146 million) and net of discount on bonds of (Won)37,907 million (2005: (Won)55,203 million) (Note 10)		47,069,596		43,163,928
Allowance for possible guarantee losses (Note 12)		50,412		39,387
Allowance for unused loan commitment (Note 12)		56,706		31,316
Accrued severance benefits		65,869		48,357
Derivative financial instruments (Note 14)		2,406,860		2,254,851
Other liabilities (Note 11)		4,279,141		4,087,720

Total liabilities		88,017,144		81,765,705

Commitments and contingencies (Note 13)
Shareholder’s Equity
Paid-in capital (Note 15)		8,241,861		8,241,861
Capital surplus		44,373		44,373
Retained earnings		5,732,928		4,027,676
Capital adjustments (Note 15)		2,487,005		2,431,079

Total shareholder’s equity		16,506,167		14,744,989

Total liabilities and shareholder’s equity	(Won)	104,523,311	(Won)	96,510,694

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

Non-Consolidated Statements of Income

Years Ended December 31, 2006 and 2005

(in millions of Korean won)	2006		2005
Interest income
Interest on loans	(Won)	2,709,800	(Won)	2,207,537
Interest on due from banks		63,141		34,779
Interest on trading securities		61,873		54,141
Interest on available-for-sale securities		752,904		579,609
Interest on held-to-maturity securities		37,762		130,162
Other interest income		25,043		22,970

		3,650,523		3,029,198

Interest expense
Interest on deposits		417,560		324,234
Interest on borrowings		883,777		616,790
Interest on bonds payable		1,972,659		1,631,319
Other interest expenses		20,342		25,866

		3,294,338		2,598,209

Net interest income		356,185		430,989
Provision for loan losses (Note 5)		13,128		83,769

Net interest income after provision for loan losses		343,057		347,220

Non-interest revenue
Fees and commissions		246,712		316,609
Gain from trading securities		35,678		42,171
Gain from available-for-sale securities		96,137		50,353
Gain from derivative financial instruments		6,273,125		5,892,895
Others (Note 16)		1,013,453		1,399,223

		7,665,105		7,701,251

Non-interest expense
Fees and commissions		18,158		19,917
Loss from trading securities		32,588		57,243
Loss from derivative financial instruments		6,194,514		6,175,242
General and administrative expenses (Note 17)		382,839		356,789
Others (Note 16)		1,185,848		1,212,551

		7,813,947		7,821,742

Operating income		194,215		226,729
Non-operating income, net (Notes 18 and 19)		1,770,369		2,201,509

Income before income tax expense(benefit)		1,964,584		2,428,238
Income tax expense (benefit) (Note 20)		(136,240)		6,517

Net income	(Won)	2,100,824	(Won)	2,421,721

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

Non-Consolidated Statements of Appropriations of Retained Earnings

Years Ended December 31, 2006 and 2005

(Dates of Appropriation : February 28, 2007 and February 28, 2006 for the years ended

December 31, 2006 and 2005, respectively)

(in millions of Korean won)	2006		2005
Retained earnings before appropriations
Unappropriated retained earnings carried over from prior year	(Won)	—	(Won)	320,454
Effects on valuations of equity method investments		37		(5,273)
Net income		2,100,824		2,421,721

		2,100,861		2,736,902

Appropriation of retained earnings
Legal reserve		1,801,681		2,341,293
Dividends		299,180		395,609

		2,100,861		2,736,902

Unppropriated retained earnings carried forward to subsequent year	(Won)	—	(Won)	—

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

Non-Consolidated Statements of Cash Flows

Years Ended December 31, 2006 and 2005

(in millions of Korean won)	2006		2005
Cash flows from operating activities
Net income	(Won)	2,100,824	(Won)	2,421,721

Adjustments to reconcile net income to net cash used in operating activities :
Depreciation		21,100		20,728
Provision for loan losses		13,128		83,769
Gain on disposal of loans, net		(2,967)		(11,186)
Loss(Gain) on trading securities, net		(1,849)		3,258
Gain on available-for-sale securities, net		(378,572)		(204,451)
Gain on held-to-maturity securities, net		—		(14,512)
Gain on equity method investments		(1,499,497)		(1,958,195)
Loss on foreign currencies translation		—		460,846
Loss(Gain) from derivative financial instruments, net		(7,441)		364,961
Gain on valuation of hedged items, net		(218,793)		(821,662)
Retirement allowance		22,408		21,835
Others, net		56,014		28,526

		(1,996,469)		(2,026,083)

Changes in operating assets and liabilities
Decrease in accounts receivable		254,756		4,521,817
Decrease in accounts payable		(253,886)		(4,456,063)
(Acquisition)Disposal of trading securities, net		(449,032)		1,088,852
Acquisition of available-for-sale securities, net		(3,465,835)		(3,980,582)
(Acquisition)Disposal of held-to-maturity securities, net		(879,733)		1,537,087
Acquisition of loans receivable, net		(1,039,367)		(5,344,444)
Net decrease(increase) in derivative financial instruments		(34,527)		731,907
Payment of severance benefits		(5,040)		(3,766)
Receipt of dividends		281,708		259,996
Others, net		(203,528)		94,883

		(5,794,484)		(5,550,313)

Net cash used in operating activities		(5,690,129)		(5,154,675)

Cash flows from investing activities
Disposal(Acquisition) of equity method investments, net		(139,749)		343,791
Acquisition of property and equipment, net		(15,153)		(16,571)
Others, net		366,894		(680,669)

Net cash provided by(used in) investing activities		211,992		(353,449)

Cash flows from financing activities
Increase(Decrease) in deposits, net		(1,397,073)		2,408,560
Increase(Decrease) in borrowings, net		2,264,431		(1,893,016)
Increase in bonds issued, net		3,890,738		3,574,062
Others, net		685,447		1,432,042

Net cash provided by financing activities		5,443,543		5,521,648

Net increase(decrease) in cash and cash equivalents		(34,594)		13,524
Cash and cash equivalents
Beginning of year		87,724		74,200

End of year	(Won)	53,130	(Won)	87,724

The accompanying notes are an integral part of these non-consolidated financial statements.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements

December 31, 2006 and 2005

1. The Bank

The Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean manufacturing industry and others. The Bank has 40 local branches, six overseas branches, five overseas subsidiaries and two overseas offices as of December 31, 2006. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business in accordance with the Trust Business Act and other related regulations.

The Korea Development Bank Act prescribes that the Korean government owns the entire capital of the Bank.

2. Summary of Significant Accounting Policies

The significant accounting policies followed by the Bank in the preparation of its non-consolidated financial statements are summarized below:

Basis of Financial Statement Presentation

The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank’s own commercial banking business.

The Bank maintains its accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language non-consolidated financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. Certain information attached to the Korean language non-consolidated financial statements, but not required for a fair presentation of the Bank’s financial position, results of operations, or cash flows is not presented in the accompanying non-consolidated financial statements.

Accounting Estimates

The preparation of the non-consolidated financial statements requires management to make estimates and assumptions that affect amounts reported herein. Although these estimates are based on management’s best knowledge of current events and actions that the Bank may undertake in the future, actual results may differ from those estimates.

Application of the Statements of Korean Financial Accounting Standards

The Korean Accounting Standards Board has published a series of Statements of Korean Financial Accounting Standards (SKFAS), which will gradually replace the existing financial accounting standards established by the Korean Financial Supervisory Commission. As SKFAS Nos. 15 through 17 became applicable to the Company on January 1, 2005, the Company adopted these Standards in its financial statements covering periods beginning January 1, 2005.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

And as SKFAS Nos. 18 through 20 became effective for the Company on January 1, 2006, the Company adopted these Standards in its financial statements for the year ended December 31, 2006.

Recognition of Interest Income

The Bank recognizes interest income on loans and debt securities on an accrual basis, however, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis.

Allowance for Possible Loan Losses

The Bank provides for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Allowances are determined by applying the following minimum percentages to the various credit risk ratings:

Loan Classifications	Minimum Provision Percentages
Normal	0.7%
Precautionary	7%
Substandard	20%
Doubtful	50%
Expected Loss	100%

Pursuant to the revised Regulation on the Supervision of the Banking Business which became effective December 1, 2002, the Bank changed the classification of credit line for importers from acceptances to domestic import usance bills.

Minimum provision percentages to loan classifications of “normal” and “precautionary” have changed from 0.5% and 2% to 0.7% and 7%, respectively, in 2006. The allowance for possible loan losses has increased by (Won)102,316 million due to the changes in minimum provision percentages.

Securities

Securities that are bought and held principally for the purpose of generating profits on short-term differences in price, which are actively and frequently bought and sold, are classified as trading securities. Debt securities with fixed or determinable payments and fixed maturity that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity securities. Investments classified as neither trading securities nor held-to-maturity securities are classified as available-for-sale securities.

Trading and available-for-sale securities are carried at fair value, except for non-marketable equity securities classified as available-for-sale securities, which are carried at cost. The fair value of debt securities, which do not have a quoted market value, are calculated using the present value of future cash flows, discounted at a reasonable interest rate determined based on the credit ratings provided by independent credit rating institutions.

Unrealized holding gains or losses on trading securities are charged to current operations and those resulting from available-for-sale securities are recorded as a capital adjustment, the accumulated amount of which shall be charged to current operations when the related securities are sold or when an impairment loss on the securities is recognized.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Held-to-maturity securities are generally carried at amortized cost. Premiums and discounts on debt securities are amortized until their maturity using the effective interest rate method.

Impairment losses are recognized in the statement of income when the recoverable amounts are less than the acquisition cost of equity securities or amortized cost of debt securities.

Investment securities which allow the Bank a significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has a significant influence on an investee if the Bank holds more than 15% interest. However, the Bank does not apply the equity method for the following investments:

•	Investees having total assets of less than (Won)7,000 million

•	Investees under court receivership or bankruptcy

•	Investees under the process of being sold

•	Converted shares of stock with a restriction on disposal under the corporate restructuring law

The Bank discontinues the equity method of accounting for investments in associates when the Bank’s share of accumulated losses equals the costs of the investments. The Bank continues to do so until the subsequent cumulative changes in its proportionate net income of the associate equal its cumulative proportionate net losses not recognized during the periods when the equity method was suspended.

Under the equity method, the Bank records changes in its proportionate ownership in the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying changes in the book value of the investee.

Property and Equipment, and Related Depreciation

Property and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost and land at the prevailing market price, as of the effective date of revaluation.

Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

Classifications	Estimated Useful Lives
Buildings	20 ~ 50 years
Furniture and fixture	10 ~ 40 years
Computer equipment	4 years
Vehicles	4 years
Others	4 years

Routine maintenance and repairs are charged to expense as incurred. Expenditures, which enhance the value or extend the useful life of the related assets, are capitalized.

The Bank recognizes an impairment loss when the carrying amount of an asset exceeds its recoverable amount. The impairment loss is recognized in the statement of income and is deducted from the acquisition cost

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

of the impaired asset. If there is a subsequent recovery from the impairment, a reversal of the previous write-down is made limited to the amount of the original cost. The reversal amount of the previously recognized loss is credited to current operations as a gain.

Intangible Assets

Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over a period of four to five years.

Present Value Discount

Receivables and payables arising from long-term installment transactions and other similar trading transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present value discount account is amortized using the effective interest rate method as interest expense or interest income.

Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using an adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as a bad debt expense in the year incurred.

Foreign Currency Translation

Assets and liabilities denominated in foreign currencies are translated into Korean won at the foreign exchange rates ((Won)929.6: US$1) in effect on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

Bonds Sold under Repurchase Agreements

The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based on possible loss estimates when the bonds are repurchased.

Accrued Severance Benefits

Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the balance sheet date.

Accrued severance benefits are funded at approximately 26.77% as of December 31, 2006, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction from accrued severance benefits.

Actual payments of severance benefits for the year ended December 31, 2006, totaled (Won)5,241 million (2005: (Won)3,764 million).

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Allowance for Possible Guarantee Losses and Allowance for Loan Commitments

The Bank sets up a provision for possible losses on guarantees outstanding based on a credit risk rating of the companies for which guarantees are provided. Until 2004, the Bank provided a provision of 20% or more of determined guaranteed amounts for companies classified as “substandard”, 50% or more for “doubtful” and 100% for “expected loss”. In 2005, the Bank changed its accounting policy to accumulate reserves for undetermined guarantees, endorsed notes and determined guarantees classified as “normal” or “precautionary” as well as for the undetermined guarantees classified as “substandard” or below. The allowance for possible guarantee losses is calculated by applying minimum provision percentage described below and credit conversion ratio. The allowance is shown in the liability section. Minimum provision percentages to classifications of “normal” and “precautionary” have changed from 0.5% and 2% to 0.7% and 7%, respectively, in 2006. The allowance for possible guarantee losses has increased by (Won)13,532 million due to the changes in minimum provision percentages.

Additionally, in 2005, the Bank had changed its accounting policy on allowance for loan commitments to provide a provision of unused loan commitments classified as “normal”. Minimum provision percentages to classifications of “normal” have changed from 0.5% to 0.7% in 2006. The allowance for loan commitments has increased by (Won)17,305 million due to the changes in minimum provision percentages described below and is shown in the liability section.

Classifications	Minimum Provision Percentages
Normal	0.7%
Precautionary	7%
Substandard	20%
Doubtful	50%
Expected Loss	100%

Deferred Income Taxes

The Bank records deferred income taxes which arise from temporary differences between the amount reported for financial reporting purposes and income tax purposes. Income tax expense consists of taxes payable for the year and the change in deferred income tax assets and liabilities for the year. Deferred tax assets are recognized when it is more likely that they will be realized in the future.

In accordance with SKFAS No. 16, Deferred Income Tax, which became effective on January 1, 2005, deferred tax effects applicable to items in shareholder’s equity are directly reflected in the shareholder’s equity account.

Bonds Purchased Under Resale Agreement and Bonds Sold Under Repurchase Agreements

Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and is accrued evenly over the period covered by the agreements.

Translation of Foreign Currency Financial Statements

Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Derivative Financial Instruments

Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date. Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in current operations.

Compensation to Trust Accounts

The Bank receives management fees from trust accounts for management and custodial services.

Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances, or compensated by the Bank’s banking accounts. Such compensation is accounted for as other operating expenses under the banking accounts and other income under the trust accounts in accordance with the relevant laws and regulations applicable to trust operations.

Statement of Cash Flows

In the preparation of the statement of cash flows, the Bank has presented net amounts of cash inflows and cash outflows for items where the turnover is quick and the amounts are material.

3. Cash and Due from Banks

Cash and due from banks as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
Cash on hand in local currency	—	(Won)	49,476	(Won)	84,540
Cash on hand in foreign currencies	—		3,654		3,184
Due from banks in local currency	0 ~ 4.14		828,117		1,240,690
Due from banks in foreign currencies	0 ~ 5.11		567,115		537,810

		(Won)	1,448,362	(Won)	1,866,224

Due from banks in local currency as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
The Bank of Korea	—	(Won)	211,135	(Won)	268,452
Others	0 ~ 4.14		616,982		972,238

		(Won)	828,117	(Won)	1,240,690

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Due from banks in foreign currencies as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
The Bank of Korea	—	(Won)	31,191	(Won)	25,177
Hana Bank	5.11		13,944		35,464
Shinhan Bank	5.11		44,545		30,408
Korea Exchange Bank	5.11		19,018		15,195
Chohung Bank	5.11		—		5,068
Woori Bank	5.11		55,992		32,428
KDB Ireland Ltd.	5.11		13,944		90,179
KDB Asia (HK) Ltd.	5.11		119,918		8
Others	5.11		268,563		303,883

		(Won)	567,115	(Won)	537,810

Restricted deposits included in due from banks as of December 31, 2006, are as follows:

(in millions of Korean won)	Deposits
Reserve deposits with the Bank of Korea	(Won)	242,326
Kookmin Bank		83,624
Shinhan Bank		16,658
The Korea Development Bank		35,015
Industrial & Commercial Bank of China (ICBC)—Shanghai, China		4,378

	(Won)	382,001

Deposits with Kookmin Bank, Shinhan Bank and The Korea Development Bank are pledged as collaterals. Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with ICBC Shanghai represent amounts required under the related banking regulations of the People’s Republic of China.

The maturities of due from banks as of December 31, 2006, are as follows:

(in millions of Korean won)	Due from banks in local currency		Due from banks in foreign currencies		Total
Within 3 months	(Won)	366,658	(Won)	222,443	(Won)	589,101
More than 3 ~ 6 months		48,231		51,127		99,358
More than 6 months ~ 1 year		79,920		46,072		125,992
More than 1 ~ 2 years		—		113,571		113,571
More than 2 ~ 5 years		—		27,888		27,888
More than 5 years		333,308		106,014		439,322

	(Won)	828,117	(Won)	567,115	(Won)	1,395,232

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

4. Securities

Securities as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Trading securities	(Won)	1,562,412	(Won)	1,111,531
Available-for-sale securities		30,090,342		25,975,669
Held-to-maturity securities		1,447,979		568,246
Equity method investments		13,080,887		11,779,403

	(Won)	46,181,620	(Won)	39,434,849

Trading securities as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
Equity investments	—	(Won)	83,670	(Won)	48,947
Government and public bonds	4.51		407,586		263,419
Corporate bonds	4.62 ~ 4.68		155,195		153,647
Commercial papers and others	0 ~ 4.62		53,470		60,002
Securities in foreign currencies	4.37		862,491		585,516

		(Won)	1,562,412	(Won)	1,111,531

Par value, acquisition cost and fair value of trading debt securities as of December 31, 2006 and 2005, are as follows:

	Par value				Acquisition cost				Fair value
(in millions of Korean won)	2006		2005		2006		2005		2006		2005
Government and public bonds	(Won)	410,000	(Won)	270,000	(Won)	409,898	(Won)	267,103	(Won)	407,586	(Won)	263,419
Corporate bonds		162,500		155,000		155,568		154,263		155,195		153,647
Commercial papers		50,000		60,000		49,877		60,000		49,878		60,002
Trading securities in foreign currencies		860,989		583,087		860,138		583,500		860,103		582,193

	(Won)	1,483,489	(Won)	1,068,087	(Won)	1,475,481	(Won)	1,064,866	(Won)	1,472,762	(Won)	1,059,261

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Trading securities in foreign currencies as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won ; thousands of US$, EUR, JPY, GBP, CHF and SG$)
Foreign currencies				Equivalent in Korean won
2006		2005		2006		2005
US$	309,218	US$	188,366	(Won)	287,449	(Won)	190,815
EUR	286,778	EUR	179,749		350,511		215,580
JPY	235,400	JPY	301,855		1,840		2,596
GBP	122,082	GBP	100,223		222,691		175,067
		CHF	1,002		—		772
		SG$	1,127		—		686

				(Won)	862,491	(Won)	585,516

Available-for-sale securities as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
Equity investments	—	(Won)	11,618,980	(Won)	11,174,997
Government and public bonds	4.12		927,790		792,294
Corporate bonds	3.97 ~ 4.69		13,468,724		11,236,711
Beneficiary certificates [1]	—		393,963		203,169
Other securities in foreign currencies	0 ~ 5.23		3,680,885		2,568,498

		(Won)	30,090,342	(Won)	25,975,669

[1]	As of December 31, 2006, the Bank has investments of (Won)378,074 million in private equity funds, and the details of their main assets and the operating profits are as follows:

(in millions of Korean won)	Name of fund	Main assets	Book value		Operating profits
KDB Asset Management Co., Ltd.	KDB new MMF N 101 and others	Monetary stabilization bonds and others	(Won)	40,955	(Won)	757
CJ Investment Trust Management Co., Ltd.	CJ private placement bonds 3-70 and others	Government and public bonds and others		31,127		1,000
Hanwha Investment Trust Management Co., Ltd.	Hanhwa boomerang private placement bonds 70 and others	Monetary stabilization bonds and others		21,046		993
Others				284,946		4,136

			(Won)	378,074	(Won)	6,886

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Available-for-sale equity securities, not using the equity method, as of December 31, 2006, are as follows:

(in millions of Korean won; shares in thousands)	Number of shares	Percentage of ownership (%)	Acquisition cost		Book value		Fair value or Net book value
Korea Highway Corporation	143,010	7.82	(Won)	1,430,100	(Won)	1,430,184	(Won)	1,469,600
Hynix Semiconductor Inc.	32,413	7.13		285,497		1,030,644		1,030,644
Hyundai Engineering & Construction Co., Ltd.	16,290	14.87		311,384		775,560		775,560
Industrial Bank of Korea—preferred stock	46,915			326,906		764,391		764,391
SK Networks—common stock	29,764	12.44		154,443		685,833		685,833
Doosan Heavy Industries & Construction Co., Ltd.	13,129	12.60		222,616		580,979		580,979
GM Daewoo Auto & Technology Company—preferred stock	108			261,375		413,393		413,393
Industrial Bank of Korea—common stock	10,490	2.60		73,094		179,904		179,904
Daewoo International Corp.	5,047	5.31		25,237		169,376		169,376
Samsung Life Insurance Co., Ltd.	378	1.89		264,496		132,248		159,730
SK Networks—preferred stock	1,818			87,812		123,114		123,114
Ssangyong Cement Industry Co., Ltd.	11,091	13.81		186,434		120,191		120,191
Others				4,989,012		5,235,917		4,421,517

			(Won)	8,618,406	(Won)	11,641,734	(Won)	10,894,232

Available-for-sale debt securities as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Par value				Acquisition cost				Book value
	2006		2005		2006		2005		2006		2005
Government and public bonds	(Won)	951,000	(Won)	834,550	(Won)	965,521	(Won)	845,105	(Won)	927,790	(Won)	792,294
Corporate bonds		13,670,522		11,781,566		13,627,718		11,832,601		13,468,724		11,236,711
Beneficiary certificates		387,221		197,290		389,915		196,329		393,963		203,169
Investment debt securities in foreign currencies		3,625,662		2,519,405		3,663,603		2,558,857		3,658,131		2,549,228

	(Won)	18,634,405	(Won)	15,332,811	(Won)	18,646,757	(Won)	15,432,892	(Won)	18,448,608	(Won)	14,781,402

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Held-to-maturity debt securities as of December 31, 2006 and 2005, are as follows:

	Par value				Acquisition cost				Carrying value
(in millions of Korean won)	2006		2005		2006		2005		2006		2005
Government and public bonds	(Won)	1,247,786	(Won)	426,874	(Won)	1,238,907	(Won)	418,181	(Won)	1,410,064	(Won)	429,543
Corporate bonds		25,000		125,000		25,000		121,030		25,000		124,609
Investment debt securities in local currency		809		905		803		995		850		959
Investment debt securities in foreign currencies		12,085		13,169		12,052		13,134		12,065		13,135

	(Won)	1,285,680	(Won)	565,948	(Won)	1,276,762	(Won)	553,340	(Won)	1,447,979	(Won)	568,246

Equity method investments as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won; shares in thousands )	Number of shares	Percentage of ownership (%)	Acquisition cost				Book value				Net book value
			2006		2005		2006		2005		2006		2005
Korea Electric Power Corporation	192,160	29.95	(Won)	4,491,411	(Won)	4,491,411	(Won)	8,825,769	(Won)	8,341,956	(Won)	12,867,620	(Won)	12,641,280
LG Card Co., Ltd.	28,743	22.93		421,331		421,331		961,904		791,317		692,519		414,177
Daewoo Securities Co., Ltd.	74,309	39.09		548,252		548,252		747,383		665,222		747,383		648,087
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	59,826	31.26		288,383		288,383		512,714		455,742		501,244		450,502
The KDB Capital Corp.	62,125	99.92		761,593		761,593		425,962		342,721		409,987		319,962
GM Daewoo Auto & Technology Company	70,706	27.97		213,206		213,206		343,662		244,418		343,662		244,418
Korea Tourism Organization	2,824	43.58		35,529		35,529		146,509		138,779		146,509		138,779
STX Pan Ocean Co., Ltd.	319,998	18.65		31,907		31,907		146,418		138,048		153,398		145,587
Korea Aerospace Industries, Ltd.	25,890	30.21		133,900		—		136,434		—		129,684		104,731
KDB Asia (HK) Ltd.	90,000	100.00		89,592		89,592		108,824		104,833		108,824		72,546
KDB Bank (Hungary) Ltd.	1,534	100.00		86,980		58,191		106,060		70,267		107,214		—
Others				514,408		412,071		619,248		486,100		612,659		484,186

			(Won)	7,616,492	(Won)	7,351,466	(Won)	13,080,887	(Won)	11,779,403	(Won)	16,820,703	(Won)	15,664,255

The Bank has used the most recent provisional financial statements of the investees as their respective audited financial statements were not readily available.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Details of valuation on securities using the equity method as of and for the year ended December 31, 2006, are as follows:

(in millions of Korean won)	Jan. 1, 2006 book value		Acquisition		Dividends		Valuation gain (loss)		Retained earnings		Capital adjustment		Dec. 31, 2006 book value
Korea Electric Power Corporation	(Won)	8,341,956	(Won)	—	(Won)	220,984	(Won)	879,499	(Won)	—	(Won)	(174,702)	(Won)	8,825,769
LG Card Co., Ltd.		791,317		—		—		165,918		—		4,669		961,904
Daewoo Securities Co., Ltd.		665,222		131		29,724		109,198		—		2,556		747,383
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		455,742		—		8,974		24,738		(1)		41,209		512,714
The KDB Capital Corp.		342,721		—		—		94,754		—		(11,513)		425,962
GM Daewoo Auto & Technology Company		244,418		—		—		162,364		—		(63,120)		343,662
Korea Tourism Organization		138,779		—		141		7,970		—		(99)		146,509
STX Pan Ocean Co., Ltd.		138,048		—		15,126		19,136		—		4,360		146,418
Korea Aerospace Industries, Ltd.		—		129,187		—		7,247		—		—		136,434
KDB Asia (HK) Ltd.		104,833		—		—		1,252		—		2,739		108,824
KDB Bank (Hungary) Ltd.		70,267		28,789		—		7,053		—		(49)		106,060
Others		486,100		113,404		6,759		13,315		38		13,150		619,248

	(Won)	11,779,403	(Won)	271,511	(Won)	281,708		1,492,444	(Won)	37	(Won)	(180,800)	(Won)	13,080,887

Foreign currency translation loss								(6,910)

Gain on valuation on equity method investments							(Won)	(1,499,354)

Financial information of investees as of December 31, 2006, follows:

(in millions of Korean won)	Total Assets		Total Liabilities		Sales (Operating income)		Net income (loss)
Korea Electric Power Corporation	(Won)	63,536,200	(Won)	20,574,200	(Won)	1,231,600	(Won)	2,070,500
LG Card Co., Ltd.		9,645,482		6,624,912		2,703,398		1,193,679
Daewoo Securities Co., Ltd.		9,204,471		7,292,822		1,910,717		234,633
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		5,954,885		4,351,335		5,400,661		58,856
The KDB Capital Corp.		2,902,938		2,492,615		207,490		75,825
GM Daewoo Auto & Technology Company		7,306,466		4,589,087		335,642		592,757
Korea Tourism Organization		605,203		269,056		395,738		13,790
STX Pan Ocean Co., Ltd.		1,476,399		654,044		2,782,341		100,456
Korea Aerospace Industries, Ltd.		1,253,363		821,921		704,310		(110,559)
KDB Asia (HK) Ltd.		553,011		444,187		33,721		10,959
KDB Bank (Hungary) Ltd.		408,833		301,619		51,624		2,485
Others		2,777,230		1,777,542		981,469		58,595

The equity method adjustments represent the difference between the initial purchase price and the Bank’s initial proportionate ownership in the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years, while equity method adjustment credits are amortized over five years or over the weighted-average of the useful lives of tangible assets of investees using the straight-line method.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

The accumulated unamortized equity method adjustments as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006				2005
	Equity method adjustment debit		Equity method adjustment credit		Equity method adjustment debit		Equity method adjustment credit
Beginning balance	(Won)	420,208	(Won)	4,314,888	(Won)	590,531	(Won)	4,923,058
Increase(decrease)		10,245		108		83,960		(347,316)
Amortization		(135,239)		(260,908)		(254,283)		(260,854)

Ending balance	(Won)	295,214	(Won)	4,054,088	(Won)	420,208	(Won)	4,314,888

Investees in which the Bank holds more than 15% of interest but are not valued using the equity method as of December 31, 2006, are as follows:

(in millions of Korean won ; shares in thousands)	Number of shares	Percentage of ownership (%)	Acquisition cost		Book value		Fair value or net book value
Korea Land Corp. [1]	—	26.66	(Won)	1,161,903	(Won)	1,191,329	(Won)	1,336,358
Donghae Pulp Co., Ltd.	12,900	62.37		39,652		30,767		30,767
Hyundai Corporation	5,032	22.53		59,113		96,066		96,066
Trigem Computer Inc.	4,497	55.97		—		—		—
Others				180,497		142,823		86,932

			(Won)	1,441,165	(Won)	1,460,985	(Won)	1,550,123

[1]

Notwithstanding its ownership of more than 15 % in the investees as presented above, the Bank is not considered as having a significant influence over the management of these companies because the aggregate ownership percentage held by the Korean government exceeds 66.7% of the total shares of these companies.

Changes in unrealized holding gains and losses on equity method investments as of and for the years ended December 31, 2006 and 2005, are as follows:

	2006								2005
(in millions of Korean won)	Beginning Balance		Accrual		Reversal		Ending Balance		Beginning Balance		Accrual		Reversal		Ending Balance
KDB Capital Corporation	(Won)	4,377	(Won)	852	(Won)	—	(Won)	5,229	(Won)	2,301	(Won)	2,076	(Won)	—	(Won)	4,377
Daewoo Securities Co., Ltd.		—		—		—		—		2,000		—		(2,000)		—
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		4,624		6,538		—		11,162		1,632		2,992		—		4,624
Korea Aerospace Industries, Ltd.		—		1,568		—		1,568		—		—		—		—
KDB Asia (HK) Ltd.		102		—		(102)		—		105		—		(3)		102
KDB Bank Ireland Ltd.		674		361		—		1,035		—		674		—		674
KDB Bank (Hungary) Ltd.		50		14		—		64		52		—		(2)		50

	(Won)	9,827	(Won)	9,333	(Won)	(102)	(Won)	19,058	(Won)	6,090	(Won)	5,742	(Won)	(2,005)	(Won)	9,827

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Marketable securities under the equity method as of December 31, 2006, are as follows:

	2006
(in millions of Korean won)	Fair Market Value		Book Value
Korea Electric Power Corporation	(Won)	8,147,581	(Won)	7,263,646
LG Card Co., Ltd.		1,779,200		1,451,528
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		1,746,907		1,648,195
Daewoo Securities Co., Ltd.		1,393,298		1,382,152
Sewon Corporation		6,760		6,767

	(Won)	13,073,746	(Won)	11,752,288

Investment securities denominated in foreign currencies as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won ; US$, JPY, GBP, EUR, and CNY in thousands)
Foreign currencies				Equivalent in Korean won
2006		2005		2006		2005
	Available-for-sale debt securities :
US$	3,173,089	US$	1,950,124	(Won)	2,949,704	(Won)	1,975,476
JPY	22,975,199	JPY	18,350,521		179,627		157,796
GBP	30,538	GBP	36,230		55,704		63,285
EUR	381,220	EUR	287,809		465,943		345,181
CNY	60,124	CNY	59,676		7,153		7,490

				(Won)	3,658,131	(Won)	2,549,228

	Held-to-maturity debt securities :
US$	12,979	US$	12,967	(Won)	12,065	(Won)	13,135

As of December 31, 2006, investment securities amounting to (Won)8,638,016 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd. and others.

With regard to futures trading, 7,290,060 shares of Korea Electric Power Corporation are pledged as a substitute for the deposits to KB Futures Co., Ltd. and others as of December 31, 2006.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

The maturities of investments in available-for-sale and held-to-maturity debt securities as of December 31, 2006, are as follows:

(in millions of Korean won)	Available-for-sale debt securities		Held-to-maturity debt securities
Within 1 year	(Won)	4,001,272	(Won)	60,758
More than 1~5 years		11,256,272		1,364,728
More than 5~10 years		3,191,064		22,493

	(Won)	18,448,608	(Won)	1,447,979

Impairment losses on securities for the year ended December 31, 2006, are as follows:

(in millions of Korean won)	Amortized cost		Impairment loss		Book value
Equity Securities
Shinwoo Corporate Restructuring Vehicle	(Won)	1,307	(Won)	1,307	(Won)	—
Hyunyang Corp.		1,075		1,075		—
Uneedsys Inc.,		1,000		910		90
System Technology Byuck hae Co.,Ltd		1,000		900		100
Digital & Analog Co, Ltd.		1,000		864		136
Enhanced Chip Technology Inc.		600		600		—
Others		4,913		4,832		81

	(Won)	10,895	(Won)	10,488	(Won)	407

Debt Securities
Daewoo Electronics Co., Ltd.	(Won)	1,483	(Won)	192	(Won)	1,291
Pantech&Curitel Communications, Inc.		60,000		45,182		14,818
BOE Hydis Technology Co., Ltd.		19,877		19,877		—
Pantech Co., Ltd.		20,000		14,869		5,131
Reigncom Limited		92		91		1

	(Won)	101,452	(Won)	80,211	(Won)	21,241

Beneficiary Certificate
KDB Asset Management Co., Ltd.	(Won)	10,000	(Won)	2,000	(Won)	8,000

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

The risk concentrations of securities held by the Bank as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005		Ratio (%) as of Dec. 31, 2006
By Country
Republic of Korea	(Won)	43,313,741	(Won)	37,888,397	93.79
USA		1,134,479		210,805	2.46
Philippines		—		1,963	0.00
Thailand		55,611		211,488	0.12
Others		1,677,789		1,122,197	3.63

	(Won)	46,181,620	(Won)	39,434,850	100.00

(in millions of Korean won)	2006		2005		Ratio (%) as of Dec. 31, 2006
By Issuer
Korea Electric Power Corporation	(Won)	8,837,391	(Won)	8,367,693	19.14
Korea National Housing Corp.		1,310,838		1,307,800	2.84
Korea Highway Corporation		1,431,389		1,435,193	3.10
Korea Deposit Insurance Corp.		—		—	0.00
Korea Land Corp.		1,191,329		1,191,329	2.58
Korea Asset Management Corp.		97,311		86,715	0.21
Others		33,313,362		27,046,120	72.13

	(Won)	46,181,620	(Won)	39,434,850	100.00

(in millions of Korean won)	2006		2005		Ratio (%) as of Dec. 31, 2006
By Industry
Banking and insurance	(Won)	8,980,408	(Won)	11,776,314	19.45
Electric, gas and water supply		9,379,366		8,571,483	20.31
Manufacturing		9,460,153		8,568,358	20.48
Construction		5,796,030		5,251,948	12.55
Public administration		835,109		743,205	1.81
Others		11,730,554		4,523,542	25.40

	(Won)	46,181,620	(Won)	39,434,850	100.00

5. Loans Receivable

Loans receivable as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Loans receivable in local currency	(Won)	18,448,073	(Won)	18,149,006
Loans receivable in foreign currencies		12,236,307		12,521,211
Other loans recevable		20,708,502		19,820,109

		51,392,882		50,490,326
Less : Allowance for possible loan losses [1]		(652,972)		(660,426)

	(Won)	50,739,910	(Won)	49,829,900

[1]	Present value discount is included under the allowance for possible loan losses.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Loans receivable in local and foreign currencies as of December 31, 2006 and 2005, are as follows:

Loans receivable in local currency

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
Loans for working capital
Industrial fund loans	5.84	(Won)	5,865,662	(Won)	6,102,959
Government fund loans	4.89		272,411		353,365
Overdraft	6.96		205,635		162,922
Others	5.32 ~ 6.52		967,516		829,757

			7,311,224		7,449,003

Loans for facilities
Industrial fund loans	6.71		7,473,912		7,115,965
Government fund loans	4.91		849,645		887,278
Others	3.76 ~ 5.53		2,813,292		2,696,760

			11,136,849		10,700,003

		(Won)	18,448,073	(Won)	18,149,006

Loans receivable in foreign currencies

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005
Loans for working capital
Local currency loans denominated in foreign currencies	3.84	(Won)	780,746	(Won)	763,117
Foreign currency loans	5.42		1,695,388		1,085,319
Others	4.86		71,955		141,920

			2,548,089		1,990,356

Loans for facilities
Local currency loans denominated in foreign currencies	5.39		2,915,156		3,640,133
Foreign currency loans	6.26		3,581,959		3,553,998
Offshore loans in foreign currencies	5.66		1,174,460		815,638
Loans to International Bank for Reconstruction and Development	5.9		2,016,643		2,521,086

			9,688,218		10,530,855

		(Won)	12,236,307	(Won)	12,521,211

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Other loans receivable

(in millions of Korean won)	2006		2005
Notes purchased	(Won)	2,304	(Won)	2,205
Bills purchased		1,566,235		1,814,127
Advances for customers		71,883		96,354
Bonds purchased under repurchase agreements		204,871		174,781
Domestic import usance bills		1,907,822		2,401,155
Call loans		904,138		2,959,811
Debentures accepted by private subscription		14,282,507		10,133,958
Inter-bank loans		1,585,220		2,062,314
Others		183,522		175,404

	(Won)	20,708,502	(Won)	19,820,109

The maturities of loans receivable in local currency and foreign currencies as of December 31, 2006, are as follows:

(in millions of Korean won)	Loans for working capital in local currency		Loans for facilities in local currency		Loans for working capital in foreign currencies		Loans for facilities in foreign currencies		Total
Within 3 months	(Won)	915,254	(Won)	354,690	(Won)	212,741	(Won)	391,873	(Won)	1,874,558
More than 3 ~ 6 months		1,049,536		334,974		399,909		319,015		2,103,434
More than 6 months ~ 1 year		3,106,839		809,481		852,184		916,583		5,685,087
More than 1~ 2 years		835,695		1,770,308		479,662		1,826,678		4,912,343
More than 2 ~ 3 years		894,193		1,959,766		363,999		1,758,890		4,976,848
More than 3 ~ 4 years		75,076		1,841,545		83,820		1,209,749		3,210,190
More than 4 ~ 5 years		41,139		1,230,080		19,393		982,896		2,273,508
More than 5 years		393,492		2,836,005		136,381		2,282,534		5,648,412

	(Won)	7,311,224	(Won)	11,136,849	(Won)	2,548,089	(Won)	9,688,218	(Won)	30,684,380

Changes in the allowance for possible loan losses for the years ended December 31, 2006 and 2005, are as follows:

	2006						2005
(in millions of Korean won)	Loans		Other assets		Total		Total
Balance at the beginning of the year	(Won)	607,856	(Won)	5,012	(Won)	612,868	(Won)	965,478
Decrease in allowance for oversea branches due to foreign currency translation		(1,538)		—		(1,538)		(1,236)
Allowance carryover from loan acquisition		135,664		—		135,664		152,014
Increase in allowance for possible losses		83		—		83		(279)
Decrease in allowance due to loan disposal		(1,212)		—		(1,212)		—
Decrease in allowance due to loan restructuring		(3,896)		—		(3,896)		(2,797)
Increase in allowance due to early redemption		10,267		—		10,267		4,800
Current write-offs		(144,441)		—		(144,441)		(588,881)
Current provision		13,863		(735)		13,128		83,769

	(Won)	616,646	(Won)	4,277	(Won)	620,923	(Won)	612,868

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

As of December 31, 2006 and 2005, the allowances for possible loan losses and other assets are as follows:

(in millions of Korean won)	2006		2005
Loans receivable in local and foreign currencies and notes purchased	(Won)	449,680	(Won)	479,390
Bills purchased		17,869		34,749
Advances for customers		19,273		16,720
Domestic import usance bills		34,170		36,127
Debentures accepted by private subscription		93,673		39,092
Other loans receivable		1,981		1,778

		616,646		607,856
Other assets		4,277		5,012

	(Won)	620,923	(Won)	612,868

As of December 31, 2006, the classification of loans and allowances for possible loan losses are as follows:

Classification	Loans[1]		Allowances for possible loan losses[3]		Ratio (%) as of Dec. 31, 2006
	(in millions of Korean won)
Normal	(Won)	41,872,873	(Won)	331,325	0.79
Precautionary		940,724		117,382	12.48
Substandard		415,901		114,860	27.62
Doubtful		18,402		10,332	56.15
Estimated Loss		42,747		42,747	100.00
Others[2]		8,065,908		—	—

	(Won)	51,356,555	(Won)	616,646	1.20

[1]	Net of present value discounts
[2]	Loans to or loans guaranteed by the Korean government and call loans, bond purchased under repurchase agreements and inter bank loans classified as “normal”
[3]	Excluding present value discounts

The ratio of allowance to total loans and the ratio of allowance to non-performing loans as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Total loans	(Won)	51,356,555	(Won)	50,437,755
Allowances for possible losses		616,646		607,856

Ratio of allowance to total loans (%)		1.20		1.21

Non-performing loans	(Won)	477,050	(Won)	536,713
Allowances for possible losses		167,939		224,249

Ratio of allowance to total non-performing loans (%)		35.20		41.78

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Restructured loans receivable as of December 31, 2006 and 2005, due to court receivership, court mediation or other financial restructuring process are as follows:

(in millions of Korean won)	2006		2005
Conversion to equity investment	(Won)	29,547	(Won)	245,126

When the contractual terms, such as the principal, interest rate, and maturity of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to its present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred.

Loans receivable restructured due to changes in contractual terms for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Beginning
Original amount before restructuring	(Won)	353,883	(Won)	534,694
Present value		(301,313)		(467,177)

Present value discount	(Won)	52,570	(Won)	67,517

Present value discount
Increase	(Won)	4,407	(Won)	2,881
Decrease(amortization)		(20,652)		(17,828)

	(Won)	(16,245)	(Won)	(14,947)

Ending
Original amount before restructuring	(Won)	175,923	(Won)	353,883
Present value		(139,597)		(301,313)

Present value discount	(Won)	36,326	(Won)	52,570

The present value discount account is amortized using the effective interest rate method over the redemption period.

The Bank’s local and foreign currencies loan portfolios by country, major customers and industry as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005		Ratio (%) as of Dec. 31, 2006
By Country
Republic of Korea	(Won)	27,717,245	(Won)	29,018,867	90.33
USA		160,871		127,379	0.52
Indonesia		108,807		106,549	0.35
Others		2,697,457		1,417,422	8.80

	(Won)	30,684,380	(Won)	30,670,217	100.00

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

(in millions of Korean won)	2006		2005		Ratio (%) as of Dec. 31, 2006
By Customer
Small Business Corp.	(Won)	2,121,395	(Won)	2,557,906	6.91
GM Daewoo Auto & Technology Company		943,500		943,500	3.07
Korea Deposit Insurance Corp.		650,720		810,400	2.12
Korean Airline Co., Ltd.		850,400		740,212	2.77
Dongbu Electronics Co., Ltd.		743,500		590,000	2.42
Tong Yang Cement Corporation		494,972		455,089	1.61
Others		24,879,893		24,573,110	81.10

	(Won)	30,684,380	(Won)	30,670,217	100.00

(in millions of Korean won)	2006		2005		Ratio (%) as of Dec. 31, 2006
By Industry
Manufacturing	(Won)	16,298,038	(Won)	16,954,463	53.12
Banking and insurance		2,390,946		2,701,179	7.79
Transportation and communications		3,420,452		3,220,842	11.15
Public administration		2,441,073		2,864,002	7.96
Electric, gas and water supply		685,630		979,514	2.23
Others		5,448,241		3,950,217	17.75

	(Won)	30,684,380	(Won)	30,670,217	100.00

6. Property and Equipment

Changes in property and equipment for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Beginning Balance		Acquisition		Disposal		Depreciation		Ending Balance
Land	(Won)	314,752	(Won)	64	(Won)	1,493	(Won)	—	(Won)	313,323
Buildings		312,461		2,227		239		(9,206)		305,243
Furniture and fixtures		9,426		40		—		(464)		9,002
Computer equipment		10,516		9,184		17		(7,656)		12,027
Vehicles		346		159		—		(146)		359
Construction-in-progress		—		560		415		—		145
Others		6,830		4,722		20		(3,627)		7,905

	(Won)	654,331	(Won)	16,956	(Won)	2,184	(Won)	(21,099)	(Won)	648,004

(in millions of Korean won)	Beginning Balance		Acquisition		Disposal		Depreciation		Ending Balance
Land	(Won)	314,687	(Won)	65	(Won)	—	(Won)	—	(Won)	314,752
Buildings		317,826		3,814		—		(9,179)		312,461
Furniture and fixtures		9,503		424		—		(501)		9,426
Computer equipment		9,533		8,273		196		(7,094)		10,516
Vehicles		385		114		—		(153)		346
Others		6,441		4,196		6		(3,801)		6,830

	(Won)	658,375	(Won)	16,886	(Won)	202	(Won)	(20,728)	(Won)	654,331

The government-valued price of the Bank’s land as of December 31, 2006, is (Won)349,632 million (2005: (Won)307,694 million).

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

As of December 31, 2006, the Bank’s premises, equipment and other assets are insured against fire and other casualty losses for up to approximately (Won)300,142 million.

7. Other Assets

Other assets as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Intangible assets	(Won)	37,297	(Won)	34,754
Other accounts receivable		1,189,770		1,444,526
Accrued income		501,228		394,548
Prepaid expense		224,682		226,812
Deferred income tax assets		142,019		602
Others		1,032,856		660,091

		3,127,852		2,761,333
Less: Allowance for possible losses for other accounts receivable		(4,277)		(5,013)

	(Won)	3,123,575	(Won)	2,756,320

8. Deposits

Deposits as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rate (%) as of Dec. 31, 2006	2006		2005
Local currency deposits
Demand deposits
Checking accounts	—	(Won)	3,337	(Won)	5,498
Temporary deposits	0.01		129,662		276,422
Passbook deposits	0.21		7,318		16,162
Others	0.75		2,642		102

			142,959		298,184

Time and savings deposits
Time deposits	4.33		2,230,054		3,541,327
Installment savings deposits	3.70		122,453		113,617
Corporate savings deposits	3.63		3,569,165		2,207,211
Savings deposits	2.35		145,616		167,598
Long-term savings for households	—		24		184
Others	6.74		36,574		94,314

			6,103,886		6,124,251

Total local currency deposits			6,246,845		6,422,435

Foreign currencies deposits
Demand deposits
Checking accounts	—		7,869		51,045
Temporary deposits	2.68		222,945		250,357
Passbook deposits	—		118		160
Others	0.36		7,806		15,162

			238,738		316,724

Savings deposits
Time deposits	4.83		262,317		605,487

			501,055		922,211

Negotiable certificates of deposits	4.15		3,177,053		3,977,380

		(Won)	9,924,953	(Won)	11,322,026

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

The maturities of time and savings deposits in local and foreign currencies as of December 31, 2006, are as follows:

(in millions of Korean won)	Time deposits		Installment savings deposits		Time deposits in foreign currencies		Total
Within 3 months	(Won)	403,792	(Won)	—	(Won)	122,520	(Won)	526,312
More than 3~6 months		283,208		155		40,494		323,857
More than 6 months~1 year		1,364,218		28,329		68,193		1,460,740
More than 1~2 years		74,945		43,004		6,016		123,965
More than 2~3 years		40,057		50,965		25,094		116,116
More than 3~5 years		63,834		—		—		63,834

	(Won)	2,230,054	(Won)	122,453	(Won)	262,317	(Won)	2,614,824

9. Borrowings

Borrowings as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rate (%) as of Dec. 31, 2006	2006		2005
Local currency borrowings
Ministry of Finance and Economy	4.35	(Won)	1,197,720	(Won)	1,456,087
Industrial Bank of Korea	4.09		255,157		334,668
Small Business Corp.	3.58		492,448		457,025
Ministry of Culture and Tourism	3.03		959,388		874,414
Korea Energy Management Corporation	2.99		781,282		687,995
Local governments	3.84		112,244		95,664
Others	3.41 ~ 3.98		1,000,064		1,073,442

			4,798,303		4,979,295

Foreign currencies borrowings
KFW group in Germany	5.89		5,327		11,626
International Bank for Reconstruction and Development	5.56		2,295,039		2,906,170
Others	0 ~ 5.09		8,698,802		5,635,949

			10,999,168		8,553,745

Other borrowings
Bonds sold under repurchase agreements	—		6,681,358		5,747,865
Notes sold	—		1,052		375
Call money	—		1,683,726		1,536,840

			8,366,136		7,285,080

		(Won)	24,163,607	(Won)	20,818,120

As of December 31, 2006, the Bank has local loans receivable denominated in foreign currencies of (Won)27,242 million and foreign currency loans of (Won)4,966 million, which were both sourced from the Bank’s borrowings from Japan Bank for International Cooperation amounting to (Won)32,208 million.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

The maturities of borrowings in local and foreign currencies as of December 31, 2006, are as follows:

(in millions of Korean won)	Borrowings in local currency		Borrowings in foreign currency		Total
Within 3 months	(Won)	453,670	(Won)	3,287,005	(Won)	3,740,675
More than 3~6 months		127,385		2,504,067		2,631,452
More than 6 months ~ 1 year		307,921		1,761,631		2,069,552
More than 1~2 years		622,002		1,029,380		1,651,382
More than 2~3 years		854,384		722,184		1,576,568
More than 3~4 years		543,823		420,066		963,889
More than 4~5 years		470,745		838,385		1,309,130
More than 5 years		1,418,373		436,450		1,854,823

	(Won)	4,798,303	(Won)	10,999,168	(Won)	15,797,471

The subordinated debts included in borrowings as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rates (%) as of Dec. 31, 2006	2006		2005		Repayment terms
Government funds	4.35	(Won)	1,197,985	(Won)	1,455,985	Installment reimbursement
Agency for International Development re-lending facilities	2.00		34		101	Installment reimbursement
International Bank for Reconstruction and Development re-lending facilities	5.56		2,295,039		2,906,171	Installment reimbursement

		(Won)	3,493,058	(Won)	4,362,257

10. Industrial Finance Bonds

Industrial finance bonds (IFB) as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Annual interest rate (%) as of Dec. 31, 2006	2006		2005
IFB in local currency	4.5	(Won)	35,365,985	(Won)	30,694,954
IFB in foreign currencies	4.25		9,883,094		10,684,326
Offshore IFB in foreign currencies	4.83		1,840,703		1,819,705

			47,089,782		43,198,985

Premiums on IFB			17,721		20,146
Discounts on IFB			(37,907)		(55,203)

		(Won)	47,069,596	(Won)	43,163,928

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Under the Korea Development Bank Act, the Bank has authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank is limited to 30 times the amount of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean government are not included in the limit. When existing bonds are refinanced or if guarantees are executed, the limit is temporarily suspended. There are no issued bonds guaranteed by the Korean government for the years ended December 31, 2006 and 2005.

The Bank acquired IFB during the year ended December 31, 2006, whose book value amounted to (Won)695 million (2005: (Won)99,627 million). The treasury bonds are deducted from industrial finance bonds.

The maturities of IFB as of December 31, 2006, are as follows:

(in millions of Korean won)	IFB in local currency		IFB in foreign currency		Offshore IFB in foreign currencies		Total
Within 3 months	(Won)	4,011,672	(Won)	—	(Won)	303,135	(Won)	4,314,807
More than 3~6 months		5,775,845		122,748		48,296		5,946,889
More than 6 months~1 year		8,435,983		826,937		495,182		9,758,102
More than 1~2 years		6,826,849		1,527,367		598,881		8,953,097
More than 2~3 years		6,976,568		2,587,904		258,442		9,822,914
More than 3~4 years		1,744,959		1,519,696		—		3,264,655
More than 4~5 years		238,229		1,591,944		17,944		1,848,117
More than 5 years		1,348,509		1,693,901		118,606		3,161,016

	(Won)	35,358,614	(Won)	9,870,497	(Won)	1,840,486	(Won)	47,069,597

11. Other Liabilities

Other liabilities as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Trust account debit	(Won)	639,010	(Won)	316,969
Other accounts payable		1,144,518		1,398,403
Accrued expense		725,386		627,614
Advanced income		65,124		68,909
Guarantee deposits		28,531		38,616
Advances received on IFB		12,839		16,159
Allowances for possible other losses		95		95
Others		1,663,638		1,620,955

	(Won)	4,279,141	(Won)	4,087,720

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

12. Guarantees Outstanding and Commitments

The Bank provides guarantees for its customers. Outstanding guarantees and the related allowance for possible losses as of December 31, 2006 and 2005, are as follows:

	Guarantees				Allowance for possible losses
(in millions of Korean won)	2006		2005		2006		2005
Settled guarantees and commitments	(Won)	8,680,114	(Won)	8,688,881	(Won)	37,450	(Won)	30,591
Unsettled guarantees and commitments		7,539,111		5,566,439		12,936		8,779
Endorsed notes		3,666		3,498		26		17

	(Won)	16,222,891	(Won)	14,258,818	(Won)	50,412	(Won)	39,387

Unused loan commitments and the related allowances for possible losses as of December 31, 2006, are as follows:

(in millions of Korean won)	Unused loan commitment		Allowance for possible losses
Loans receivable	(Won)	2,759,885	(Won)	10,321
Guarantees and acceptances		10,257,257		30,295
Loan commitment		5,474,143		16,090

	(Won)	18,491,285	(Won)	56,706

The unsettled commitments provided by the Bank as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Commitments
For loans in local currency	(Won)	5,050,526	(Won)	5,455,535
For loans in foreign currencies		423,617		452,223

	(Won)	5,474,143	(Won)	5,907,758

Bonds sold under repurchase agreements	(Won)	750,570	(Won)	750,570

13. Commitments and Contingencies

The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amount available under such loans are US$ 639 million, EUR 51 million, JPY 7,006 million, CHF 9 million and CNY 124 million (equivalent to (Won)732,726 million) and (Won)771,648 million, of which US$ 335 million, EUR 10 million, JPY 4,673 million and CNY 117 million (equivalent to (Won)360,039 million) and (Won)70,615 million have not been withdrawn by borrowers as of December 31, 2006.

In 1998, the Bank sold with recourse (Won)3,084,141 million of non-performing loans classified as substandard or below to the Korea Asset Management Corporation (KAMCO) for proceeds amounting to (Won)1,339,629 million. The resulting loss of (Won)1,744,512 million was recorded as a loss on disposal of loans in 1998. As of December 31, 2006, there are no unsettled amounts for such loans. The Bank does not expect KAMCO to exercise its repurchase rights.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Loans sold to KDB First Securitization Specialty Co., Ltd. and others in accordance with the Asset Securitization Plan as of December 31, 2006, are as follows:

(in millions of Korean won)	Disposal date	Book value		Selling price		Retained subordinated debt securities		Collateral[1]
KDB First SPC	June 8, 2000	(Won)	950,627	(Won)	600,000	(Won)	201,800	(Won)	125,000
KDB Second SPC	November 8, 2000		914,764		423,600		143,600		82,183
KDB Third SPC	September 20, 2001		1,793,546		949,900		349,900		188,550
KDB Fifth SPC	December 13, 2001		765,358		528,400		238,400		100,000

		(Won)	4,424,295	(Won)	2,501,900	(Won)	933,700	(Won)	495,733

[1]	Investment securities are pledged as collateral (Note 4).

According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30 % of the proceeds when the principal or a part of the interest is not repaid at the expected due date according to the cash flows payment schedule.

The Bank has provided credit lines to several securitization specialty companies amounting to (Won)5,474,143 million, of which (Won)9,660 million was withdrawn as of December 31, 2006.

As of December 31, 2006, the Bank still has the valid legal right to seek indemnity for (Won)1,524,798 million as part of the loans receivable written off.

The Bank has outstanding loans receivable amounting to (Won)1,214,883 million, and securities amounting to (Won)1,068,532 million as of December 31, 2006, from companies under workout, court receivership, court mediation or other restructuring process. The Bank recorded (Won)145,757 million as allowances for possible loan losses, and (Won)3,274 million for present value discount with regard to these loans receivable and securities. Actual losses from these loans may differ from the allowances recorded.

As of December 31, 2006, the Bank faces 16 legal cases involving an aggregate amount of (Won)14,622 million, and has filed six lawsuits, with an aggregate amount of (Won)8,772 million. The final outcome of these cases cannot yet be determined as of the report date, although management believes they will not materially affect the Bank’s financial position.

14. Derivative Financial Instruments and Related Contracts

The Bank utilizes derivative financial instruments for trading purposes or to hedge against financial market risks.

For trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank’s customers.

Additionally, trading derivatives include derivatives used to hedge the exchange rate of the Bank’s foreign currency denominated assets and liabilities, and interest rate of the Bank’s loans and borrowings, whose underlying assets and liabilities are already valued at fair market value, and hedging derivatives that are not specifically identified to an underlying transaction.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

Hedging instruments generally include cross currency swaps and/or interest rate swaps used to hedge borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic banks. The hedging instruments also include interest rate swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in Korean won.

The unsettled contract amounts of the Bank’s derivatives and the related valuation gain(loss) as of and for the year ended December 31, 2006, are as follows:

	Unsettled Contract Amount						Valuation Gain/Loss (P/L)						Valuation Asset(Liability) (B/S)
(in millions of Korean won)	Trading purpose		Hedging purpose		Total		Trading purpose		Hedging purpose		Total
Interest rate
Forward	(Won)	30,000	(Won)	—	(Won)	30,000	(Won)	(8)	(Won)	—	(Won)	(8)	(Won)	(8)
Futures		5,334,856		—		5,334,856		—		—		—		—
Swap		80,518,564		4,007,061		84,525,625		(211,227)		(6,841)		(218,068)		(183,810)
Option
Buy		392,470		555,920		948,390		(1,113)		(1,058)		(2,171)		16,288
Sell		410,216		520,968		931,184		1,845		(1,676)		169		(12,257)

		86,686,106		5,083,949		91,770,055		(210,503)		(9,575)		(220,078)		(179,787)

Currency
Forward		41,891,732		—		41,891,732		(283,553)		—		(283,553)		(392,563)
Futures		55,590		—		55,590		—		—		—		—
Swap		26,119,930		3,100,374		29,220,304		423,268		96,168		519,436		588,318
Option
Buy		5,889,010		—		5,889,010		14,618		—		14,618		61,297
Sell		6,898,984		—		6,898,984		(22,517)		—		(22,517)		(96,419)

		80,855,246		3,100,374		83,955,620		131,816		96,168		227,984		160,633

Stock price index
Futures		37,758		—		37,758		—		—		—		—
Option
Buy		334,061		—		334,061		374		—		374		25,796
Sell		434,436		—		434,436		(986)		—		(986)		(31,809)

		806,255		—		806,255		(612)		—		(612)		(6,013)

Commodity
Forward		10,909		—		10,909		4		—		4		4
Swap		158,998		—		158,998		143		—		143		143

		169,907		—		169,907		147		—		147		147

	(Won)	168,517,514	(Won)	8,184,323	(Won)	176,701,837	(Won)	(79,152)	(Won)	86,593	(Won)	7,441	(Won)	(25,020)

15. Shareholder’s equity

Paid-in Capital

The Korean government shall provide the entire paid-in capital of the Bank in accordance with the Korea Development Bank Act. The authorized paid-in capital amounts to (Won)10,000 billion as of December 31, 2006. The total paid-in capital of the Bank outstanding as of December 31, 2006, is (Won)8,241,861 million.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

On April 30, 2004, the Korean government increased the Bank’s capitalization by (Won)1,000 billion by additionally contributing KEPCO shares of (Won)695 billion and subscription certificates of Korean Water Resources Corporation amounting to (Won)305 billion.

Legal Reserve

The Korea Development Bank Act requires the Bank to appropriate at least 40% of net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

Dividends

The Korea Development Bank Act was amended on July 29, 2005, to authorize the Bank to pay dividends starting 2006. Total expected dividends amount to (Won)299,180 million with the dividend payout ratio (total dividend/ net income) of 14.24%.

Offsetting of Accumulated Deficit

In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If reserves are insufficient to eliminate the accumulated deficit, the Korean government should complement the deficiency.

The changes in valuation gain and loss from investment securities recorded as capital adjustments for the years ended December 31, 2006 and 2005, are as follows:

	2006						2005
(in millions of Korean won)	Available-for- sale securities		Equity method investments		Total		Total
Beginning balance	(Won)	2,269,849	(Won)	161,230	(Won)	2,431,079	(Won)	823,024
Increase (decrease) due to disposals and others		(166,607)		41,966		(124,641)		(893,813)
Valuation gain (loss) during the year		361,367		(180,800)		180,567		2,501,868

Ending balance	(Won)	2,464,609	(Won)	22,396	(Won)	2,487,005	(Won)	2,431,079

16. Other Non-Interest Revenue and Expenses

Other non-interest revenue and expenses for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Other non-interest revenue
Gain on foreign currency transactions	(Won)	540,284	(Won)	457,003
Gain on valuation of hedged items		454,747		908,711
Others		18,422		33,509

	(Won)	1,013,453	(Won)	1,399,223

Other non-interest expense
Loss on foreign currency transactions	(Won)	820,127	(Won)	943,015
Provision for losses from guarantees and acceptances		10,631		27,460
Provision for losses from unused loan commitments		25,752		31,313
Loss on valuation of hedged items		235,954		87,048
Others		93,384		123,715

	(Won)	1,185,848	(Won)	1,212,551

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

17. General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Salaries	(Won)	208,513	(Won)	195,288
Retirement allowance		22,609		21,835
Employee benefits		16,262		14,859
Rent		8,396		7,955
Depreciation		21,100		20,728
Taxes and dues		15,388		13,343
Printing		4,242		4,083
Travel		3,641		3,361
Commission		13,344		10,454
Others		69,344		64,883

	(Won)	382,839	(Won)	356,789

18. Non-Operating Income and Expenses

Non-operating income and expenses for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Non-operating income
Gain on disposal of premises and equipment	(Won)	55	(Won)	131
Rental income		1,728		1,514
Gain on sale of loans receivable		2,967		13,675
Valuation gain on equity method investments		1,527,336		1,480,345
Others		500,527		868,293

		2,032,613		2,363,958

Non-operating expenses
Loss on disposal of premises and equipment		435		18
Loss on sale of loans receivable		—		2,488
Valuation loss on equity method investments		27,982		100,728
Others		233,827		59,215

		262,244		162,449

	(Won)	1,770,369	(Won)	2,201,509

19. Prior Period Adjustment

The valuation gain on hedged items amounting to (Won)86,120 million due to an error in valuation of inter swap transactions in 2003 is recognized as loss on prior period adjustment for the year ended December 31, 2006.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

20. Income Tax

Income tax benefit for the year ended December 31, 2006, consists of:

(in millions of Korean won)	2006
Income tax expenses	(Won)	5,176
Change in deferred income tax due to temporary difference [1]		133,350
Change in deferred income tax due to tax loss [1]		(304,320)
Income tax expense accounted for as capital adjustment		29,553

	(Won)	(136,241)

[1]	All local deferred income tax due to temporary difference for the year ended December 31, 2005, are deemed to have no future benefits; therefore, the deferred tax asset was not recognized.

The tax adjustments for the year ended December 31, 2006, are as follows:

(in millions of Korean won)	Temporary difference		Permanent difference
Prior year accrued severance benefits	(Won)	113,887	(Won)	—
Prior year valuation gain and loss on equity method investments		4,427,936		—
Prior year impairment loss on debt securities		1,910,157		—
Prior year impairment loss on equity securities		2,304,277		—
Valuation gain on securities through short stock selling		926,020		—
Prior year bad debt expense of debt to equity swap		400,167		—
Loss on prior year adjustment		—		284
Others		518,877		137

	(Won)	10,601,321	(Won)	421

(in millions of Korean won)	Temporary difference		Permanent difference
Accrued interest receivable	(Won)	205,059	(Won)	—
Valuation gain and loss on equity method investments		5,464,395		—
Present value discount		2,177,381		—
Financial derivative assets		2,197,260		—
Allowance for possible guarantee losses		550,249		—
Prior year gain and loss on foreign currency translation of hedged item		725,393		—
Dividends received		—		126,352
Foreign tax paid		—		5,571
Others		748,159		—

	(Won)	12,067,896	(Won)	131,923

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

The changes of temporary differences and deferred tax assets and liabilities as of December 31, 2006, are as follows:

(in millions of Korean won)	Temporary differences and tax loss								Deferred tax assets and liabilities
	Beginning Balance		Increase		Decrease		Ending Balance		Beginning Balance		Changes		Ending Balance
Accrued interest receivable	(Won)	(113,887)	(Won)	(205,059)	(Won)	(113,887)	(Won)	(205,059)	(Won)	—	(Won)	(56,391)	(Won)	(56,391)
Equity method investments [1]		(4,427,936)		(5,464,395)		(4,427,936)		(5,464,395)		—		(906,436)		(906,436)
Financial derivative liabilities		2,177,381		2,304,277		2,177,381		2,304,277		—		633,676		633,676
Gain and loss on valuation of hedged items		(926,020)		(550,249)		(926,020)		(550,249)		—		(151,318)		(151,318)
Gain and loss on foreign currency translation of hedged items		725,393		400,167		725,393		400,167		—		110,046		110,046
Others [2]		1,888,490		(1,832,932)		(1,493,976)		1,549,534		602		207,521		208,123
Deferred income tax accounted for as capital adjustment		—		—		—		—		(905,752)		(29,553)		(935,305)
Net operating loss [3]		(1,466,345)		—		(359,728)		(1,106,617)		—		304,320		304,320

	(Won)	(2,142,924)	(Won)	(5,348,191)	(Won)	(4,418,773)	(Won)	(3,072,342)	(Won)	(905,150))	(Won)	111,865	(Won)	(793,285)

[1]	Deferred tax effect amounting to (Won)596,272 million was not recognized because the sale of the securities under equity method or declaration of dividends are deemed to have no future benefits.
[2]	Deferred tax effect amounting to (Won)218,087 million due to impairment loss on investment securities is not recognized as temporary differences are deemed to have no future benefits.
[3]	Deferred tax effect amounting to (Won)304,320 million from tax loss in 2003 is recognized as deferred tax assets and adjusted to net income for the year ended December 31, 2006.

Estimated taxable income before tax adjustment and temporary differences to be added are expected to exceed net operating loss; therefore, deferred tax assets are recognized as of December 31, 2006.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

21. Average Amounts of Assets and Liabilities Related to Interest Income and Expenses

Interest income or expense and the average amounts of related assets or liabilities for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006				2005
	Average amount		Interest income or expense		Average amount		Interest income or expense
Assets
Due from banks	(Won)	1,428,400	(Won)	63,141	(Won)	1,068,565	(Won)	34,779
Securities		18,042,526		852,538		16,970,119		763,913
Loans receivable		49,535,946		2,709,800		47,118,729		2,207,537
Others				25,044				22,969

			(Won)	3,650,523			(Won)	3,029,198

Liabilities
Deposits	(Won)	10,610,115	(Won)	417,560	(Won)	10,094,460	(Won)	324,234
Borrowings		21,537,489		883,777		20,900,372		616,790
Bonds		44,220,813		1,972,659		41,534,103		1,631,319
Others				20,342				25,866

			(Won)	3,294,338			(Won)	2,598,209

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

22. Assets and Liabilities Denominated in Foreign Currencies

Significant assets and liabilities denominated in foreign currencies as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won, US$ in thousands)	Foreign currency[1]				Equivalent in Korean won
	2006		2005		2006		2005
Asset
Cash	US$	3,930	US$	3,143	(Won)	3,654	(Won)	3,184
Due from banks		610,064		530,908		567,115		537,810
Trading securities		927,809		578,002		862,492		585,516
Investment securities (available-for-sale)		3,959,644		2,535,535		3,680,885		2,568,497
Investment securities (held-to-maturity)		12,979		12,966		12,065		13,135
Equity method Investments		328,034		236,475		304,941		239,549
Bills bought		1,684,849		1,790,846		1,566,235		1,814,127
Call loans		971,700		455,244		903,292		461,162
Loans receivable		13,162,980		12,360,524		12,236,307		12,521,211
Domestic import usance bills		2,052,304		2,370,341		1,907,822		2,401,155
Receivables		771,877		2,388		717,537		2,419
Other assets		3,324,429		3,758,084		3,090,390		3,806,939

	US$	27,810,599	US$	24,634,456	(Won)	25,852,735	(Won)	24,954,704

Liabilities
Deposits	US$	539,001	US$	1,732,838	(Won)	501,056	(Won)	1,755,365
Borrowings		11,832,152		8,443,973		10,999,168		8,553,745
Bonds sold under repurchase agreements		768,344		385,796		714,253		390,811
Call money		819,090		589,181		761,426		596,840
Bonds		12,597,873		12,320,078		11,710,982		12,480,239
Other liabilities		1,800,314		1,516,016		1,673,572		1,535,724

	US$	28,356,774	US$	24,987,882	(Won)	26,360,457	(Won)	25,312,724

[1]	Assets or liabilities denominated in foreign currencies other than in US dollars have been converted into US dollars using the exchange rate in effect on December 31, 2006.

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

23. Related Party Transactions

The subsidiaries and equity-method investees as of December 31, 2006, are as follows:

Related Companies
Domestic Companies	The KDB Capital Corp., Daewoo Shipbuilding & Marine Engineering Co., Ltd., Daewoo Securities Co., Ltd., Korea Infrastructure Fund, KDB Asset Management Co., Ltd., KDB Value Private Equity Fund I, Korea Aerospace Industries, Ltd., KDB Value Private Equity Fund II

Overseas Companies	KDB Asia (HK) Ltd., KDB Ireland Ltd., KDB Bank (Hungary) Ltd., KDB Brazil Ltd., KDB Uzbekistan Ltd.

The significant transactions which occurred in the normal course of business with related companies for the years ended December 31, 2006 and 2005, and the related account balances as of December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	Interest income and others				Interest expense and others				Loans receivable				Borrowings
	2006		2005		2006		2005		2006		2005		2006		2005
Subsidiaries	(Won)	101,098	(Won)	63,874	(Won)	6,136	(Won)	2,874	(Won)	5,516,322	(Won)	2,724,710	(Won)	206,967	(Won)	158,760
Equity-method investees		377,351		323,490		6,215		6,240		7,884,328		8,107,096		—		—

	(Won)	478,449	(Won)	387,364	(Won)	12,351	(Won)	9,114	(Won)	13,400,650	(Won)	10,831,806	(Won)	206,967	(Won)	158,760

24. Operation Results of Trust Accounts

The income statement of the trust accounts for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Revenue
Interest income	(Won)	190,944	(Won)	146,729
Gain from securities		27,514		34,030
Others		12,548		11,896

	(Won)	231,006	(Won)	192,655

Expenses
Dividends of trust profits to beneficiaries	(Won)	(1,218,074)	(Won)	94,583
Commissions paid		5,481		7,191
Loss from securities		1,412,527		35,740
Trust fee to the Bank		15,112		23,653
Provisions for possible loan losses		92		107
Others		15,868		31,381

	(Won)	231,006	(Won)	192,655

THE KOREA DEVELOPMENT BANK

Notes to Non-Consolidated Financial Statements—(Continued)

December 31, 2006 and 2005

25. Supplemental Cash Flow Information

Transactions not involving any inflow or outflow of cash for the years ended December 31, 2006 and 2005, are as follows:

(in millions of Korean won)	2006		2005
Loans converted into equity securities	(Won)	29,547	(Won)	245,126

26. Operating Results for the Final Interim Period

Significant operating results for the three-month period ended December 31, 2006, are as follows:

(in millions of Korean won)	4th quarter, 2006		4th quarter, 2005
Operating income	(Won)	2,141,565	(Won)	2,281,732
Operating expense		2,195,974		2,223,013

Operating profit(loss)		(54,409)		58,719

Net income	(Won)	315,282	(Won)	690,137

THE REPUBLIC OF KOREA

Land and History

Territory and Population

Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic has a population of approximately 48 million people. The country’s largest city and capital, Seoul, has a population of about 11 million people.

Political History

Dr. Rhee Seungman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic’s founding in 1948. Shortly after President Rhee’s resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics.

The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to provide for direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh’s ruling Democratic Liberal Party.

In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim’s administration reformed the political sector and deregulated and internationalized the Korean economy.

In December 1997, the country elected Kim Dae Jung as President. President Kim’s party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim’s administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

In December 2002, the country elected Roh Moo Hyun as President. President Roh began his term on February 25, 2003. The Roh administration announced that its key policy priorities would include:

•	pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

•	nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

•	expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

•	continuing structural reforms that will result in a transparent, market-driven economy;

•	continuing with inter-Korean cooperation; and

•	continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.

President Roh and his supporters left the Millennium Democratic Party in 2003 and formed a new party, the Uri Party, in November 2003.

Government and Politics

Government and Administrative Structure

Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken and failing to do so automatically invalidates the emergency measures. In the case of martial law, the President may declare martial law without the consent of the National Assembly; provided, however, that the National Assembly may request the President to rescind such martial law.

The National Assembly exercises the country’s legislative power. The Constitution and the Election for Public Offices Act provide for the direct election of about 81% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning more than 5 seats in the direct election or receiving over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

The country’s judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the conference of Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years and all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

Political Organizations

The 17th legislative general election was held on April 15, 2004 to elect 299 National Assembly members. The Uri Party, which is the current ruling party, held a majority in the National Assembly following the April 2004 elections until June 2005. Currently, there are two major political parties, the Uri Party and the Grand National Party, or GNP.

As of February 27, 2007, the parties controlled the following number of seats in the National Assembly:

	Uri	GNP	Others	Total
Number of Seats	108	127	60	296

Relations with North Korea

Relations between the Republic and North Korea have been tense over most of the Republic’s history. The Korean War, which took place between 1950 and 1953, began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic’s military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. In addition, the United States has historically maintained its military presence in the Republic. In October 2004, the United States and the Republic agreed to a three-phase withdrawal of approximately one-third of the 37,500 troops stationed in the Republic by the end of 2008. By the end of 2004, 5,000 U.S. troops departed the Republic in the first phase of such withdrawal and for the plan’s second phase, the United States removed 5,000 troops by the end of 2006. In the final phase, another 2,500 U.S. troops would be removed by the end of 2008.

Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic’s territorial waters, resulting in a series of hostile naval clashes, and the events relating to North Korea’s nuclear program described below. The Government believes that the general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$724 million in 2003. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea’s leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea’s leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of reunification; (2) the reunion of separated families; (3) the promotion of economic cooperation and exchange in various fields; and (4) the continuation of dialogue to implement the accord. Since the summit, 14 rounds of ministerial talks have been held through July 2004.

The level of tension between the two Koreas, as well as between North Korea and the United States, has increased as a result of North Korea’s admission to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, in response to which the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea’s nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its main nuclear complex, the Yongbyon nuclear power plant, and evicted nuclear inspectors from the United Nations International Atomic Energy Agency, or the IAEA, in December 2002, and has reportedly reactivated a reactor at its Yongbyon nuclear power plant. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States was to execute a non-aggression pact. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council. In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In April 2003, the

United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea’s nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. In August 2003, representatives of the Republic, the United States, North Korea, China, Japan and Russia held multilateral talks in an effort to resolve issues relating to North Korea’s nuclear weapons program. While the talks concluded without resolution, participants in the August meeting indicated a further round of negotiations may take place in the future and, in February 2004, six-party talks resumed in Beijing, China. Again, the talks concluded without resolution, but the six-parties promised to push ahead the peace forum, agreeing in principle to hold the third round of talks in Beijing and to set up a working group in preparation for the plenary meeting. In June 2004, the third round of the six-party talks was held in Beijing which ended with an agreement by the parties to hold further talks by the end of September 2004.

In February 2005, North Korea declared that it had developed and is in possession of nuclear weapons. It also announced withdrawal from the six-party talks on its nuclear program. A two-phased fourth round of six party talks was held in Beijing, China during the summer and fall of 2005. In a joint statement released following the conclusion of this fourth round of talks in September 2005, North Korea agreed to abandon all nuclear weapons and programs and rejoin the Nuclear Non-Proliferation treaty at an early date. In return, the other five nations participating in the talks, China, Japan, the Republic, Russia and the United States, expressed a willingness to provide North Korea with energy assistance and other economic support. However, one day after the joint statement was released, North Korea announced that it would not dismantle its nuclear weapons program unless the United States agreed to provide civilian nuclear reactors in return, a demand that the United States rejected. In November 2005, representatives of the six nations reconvened in Beijing for the first phase of the fifth round of six party talks, which concluded without further progress with respect to the implementation of the joint statement. In July 2006, North Korea conducted several missile tests, which increased tensions in the region and raised strong objections from Japan and the United States. In response, the United Nations Security Council passed a resolution condemning such missile tests and banning any United Nations member state from conducting transactions with North Korea in connection with material or technology related to missile development or weapons of mass destruction. On October 9, 2006, North Korea announced that it had successfully conducted a nuclear test, which increased tensions in the region and raised strong objections from the Republic, the United States, Japan, China and other nations worldwide. In response, the United Nations Security Council passed a resolution which prohibits any United Nations member state from conducting transactions with North Korea in connection with any large-scale arms and material or technology related to missile development or weapons of mass destruction, and from providing luxury goods to North Korea, imposes an asset freeze and international travel ban on persons associated with North Korea’s weapons programs, and calls upon all United Nations member states to take cooperative action, including through inspection of cargo to or from North Korea. In December 2006, the six-party talks among the two Koreas, the United States, China, Japan and Russia resumed in Beijing and were concluded without resolution, but with an agreement by the parties to hold further six-party talks. On February 13, 2007, at the conclusion of the latest six-party talks held in February 2007, the six parties agreed to and jointly announced a denuclearization action plan. The action plan includes, among others, initial steps which must be implemented within 60 days from the announcement and which require North Korea to shut down and seal its main nuclear facilities at Yongbyon and to allow international inspectors to monitor and verify such process. In return for its compliance, North Korea is to receive economic, energy and humanitarian assistance, including an initial shipment of 50,000 tons of heavy fuel oil. Furthermore, the U.S. and Japan are each to begin bilateral discussions with North Korea to normalize their relations, and ministerial meetings between the six parties are to be held following the implementation of the initial steps. Finally, the parties agreed to hold the next round of the six-party talks beginning on March 19, 2007.

There can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic’s economy or its ability to obtain future funding.

Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

Foreign Relations and International Organizations

The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

The Republic belongs to a number of supranational organizations, including:

•	the International Monetary Fund, or the IMF;

•	the World Bank;

•	the Asian Development Bank, or ADB;

•	the Multilateral Investment Guarantee Agency;

•	the International Finance Corporation;

•	the International Development Association;

•	the African Development Bank;

•	the European Bank for Reconstruction and Development;

•	the Bank for International Settlements;

•	the World Trade Organization, or WTO; and

•	the Inter-American Development Bank, or IDB.

In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development, or the OECD, which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

Economic Developments since 1997

In 1997 and 1998, Korean companies, banks and other financial institutions experienced financial difficulties brought on by a number of factors, including among others, excessive investment and high levels of foreign currency and Won denominated debt incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also adversely affected the Korean economy. The Korean economy, however, has recovered since 1998, as the Government implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties it experienced in 1997 and 1998.

The following table sets forth information regarding certain of the Republic’s key economic indicators for the periods indicated.

	As of or for the year ended December 31,
	1997		1998		1999		2000		2001		2002		2003		2004		2005			2006
	(billions of dollars and trillions of won, except percentages)
GDP Growth(1)		4.7%		(6.9)%		9.5%		8.5%		3.8%		7.0%		3.1%		4.7%		4.0	%(2)	5.0	(2)
Inflation		4.4%		7.5%		0.8%		2.3%		4.1%		2.7%		3.6%		3.6%		2.7%		2.2%
Unemployment(3)		2.6%		7.0%		6.3%		4.4%		4.0%		3.3%		3.6%		3.7%		3.7%		3.5%
Trade Surplus		$(8.5)		$39.0		$23.9		$11.8		$9.3		$10.3		$15.0		$29.4		$23.2		$16.4
Foreign Currency Reserves		$20.4		$52.0		$74.1		$96.2		$102.8		$121.4		$155.4		$199.1		$210.4		$239.0
External Liabilities(4)		$174.2		$163.8		$152.9		$148.5		$130.4		$143.0		$161.6		$177.6		$190.0		N/A	(4)
Fiscal Balance	(Won)	(7.0)	(Won)	(18.8)	(Won)	(13.1)	(Won)	6.5	(Won)	7.3	(Won)	22.7	(Won)	8.1	(Won)	5.6	(Won)	5.1		N/A	(4)

(1)	At constant market prices.
(2)	Preliminary.
(3)	Average for year.
(4)	Not available.
(5)	Starting from June 2003, the total external liabilities of the Republic are calculated under criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. See “—Debt—External Debt” for a description of the changes in the criteria.

Source: The Bank of Korea.

The Republic’s economic and financial difficulties in 1997 and 1998 and its subsequent recovery and reforms included the following:

•

Financial condition of Korean companies. A significant number of Korean companies, including member companies of the conglomerates known as “chaebols” that dominate the Korean economy, struggled financially due to excessive investment in some industries, weak export performances and high levels of debt and foreign currency exposure. Many of these Korean companies failed beginning in early 1997, including the Hanbo Group, the Sammi Group, the Kia Group and the Jinro Group. Following the series of corporate failures in the late 1990s, other Korean companies underwent corporate restructuring, including the Daewoo Group, Hynix Semiconductor, SK Networks and LG Card.

•

Financial condition of Korean banks and other financial institutions. The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and consideration of non-market oriented factors in making lending decisions. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods. Through recapitalization, the Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank. The Government subsequently sold its controlling interest in Korea First Bank, Seoul Bank and Chohung Bank, each of which was later merged into or sold to other banks. Korean financial institutions have also voluntarily pursued mergers and acquisitions.

•

Foreign currency reserves. The Republic’s foreign currency reserves fell to US$20.4 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, due mainly to repatriations by foreign investors of their investments in Korea and reduced availability of credit from foreign sources. Since the end of 1997, however, the Government’s foreign currency reserves have continued to increase, reaching US$242.8 billion as of February 28, 2007, due primarily to continued trade surpluses and capital inflows.

•	Credit rating changes. From October 1997 to January 1998, the rating agencies downgraded the Republic’s credit ratings, with Moody’s downgrading the Republic’s long-term foreign currency rating on bond obligations from A1 to Ba1, Standard & Poor’s Ratings Services downgrading the Republic’s long-term foreign currency rating from AA- to B+ and Fitch International Banking Credit Agency downgrading the Republic’s long-term currency rating from AA- to B-. Since that time, the rating agencies have raised the country’s ratings significantly, with Moody’s upgrading the Republic’s long-term foreign currency rating to A3, Standard and Poor’s to A- and Fitch to A in 2002. In 2003, Moody’s changed its outlook on the long-term foreign currency rating of Korea to negative from positive due primarily to the heightened security concerns stemming from North Korea’s nuclear weapons program. In 2004, Moody’s changed its outlook on the long-term foreign currency rating of Korea to stable from negative due primarily to the Republic’s continued stability in its public-sector debt position. In July 2005, Standard & Poor’s upgraded the Republic’s long-term foreign currency rating from A- to A. In October 2005, Fitch raised the Republic’s long-term foreign currency rating from A to A+. In April 2006, Moody’s changed its outlook on the long-term foreign currency rating of Korea to positive from stable.

•

Interest rate fluctuations. In late 1997 and 1998, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, due to adverse economic conditions and the depreciation of the Won. Since the fourth quarter of 1998, however, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

•

Exchange rate fluctuations. Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997. Due to improved economic conditions and continued trade surpluses, however, the Won has generally appreciated against the U.S. dollar since the end of 1997. Won depreciation substantially increases the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

•

Stock market volatility. The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 1,441.3 on March 12, 2007, which represented a more than four-fold increase since June 16, 1998. Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country’s productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country’s output using the actual prices of each year and GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

The following table sets out the composition of the Republic’s GDP at current and constant 2000 market prices and the annual average increase in the Republic’s GDP.

Gross Domestic Product(1)

	2001	2002	2003	2004	2005(2)	As % of GDP 2005(2)
	(billions of won)
Gross Domestic Product at Current Market Prices:
Private	343,416.6	381,063.0	389,177.2	401,468.8	424,629.7	52.6
Government	80,298.2	88,512.2	96,203.2	105,519.9	113,772.9	14.1
Gross Capital Formation	182,477.4	199,006.0	217,099.0	230,216.6	236,443.6	29.3
Change in Inventories	(1,314.6)	(41.5)	291.9	6,430.1	6,211.5	0.8
Exports of Goods and Services	235,187.3	241,209.0	274,995.1	342,865.5	342,800.3	42.5
Less Imports of Goods and Services	(220,914.3)	(231,764.7)	(257,727.7)	(309,647.4)	(322,567.2)	40.0
Statistical Discrepancy	1,657.4	6,237.9	4,928.2	2,529.9	5,331.1	0.7

Expenditures on Gross Domestic Product	622,122.6	684,263.5	724,675.0	779,380.5	806,621.9	100.0
Net Factor Income from the Rest of the World	(1,094.8)	805.6	1,009.9	1,793.7	(736.1)	(0.1)

Gross National Product(1)	621,027.9	685,069.0	725,420.3	781,174.2	805,885.8	99.9

Gross Domestic Product at Constant 2000 Market Prices:
Private	327,684.5	353,560.3	349,200.2	348,067.2	359,272.9	49.8
Government	73,507.0	77,923.9	80,876.8	83,895.2	87,529.1	12.1
Gross Capital Formation	179,333.8	189,897.7	194,578.9	203,187.9	207,827.9	28.8
Change in Inventories	(242.5)	(1,566.9)	(4,469.0)	671.1	(1,195.7)	(0.2)
Exports of Goods and Services	229,764.0	260,220.9	300,824.3	359,709.5	390,417.6	54.1
Less Imports of Goods and Services	(208,898.7)	(240,665.1)	(264,929.7)	(301,718.5)	(322,530.9)	(44.7)
Statistical Discrepancy	(524.6)	1,810.4	2,104.3	183.1	170.5	0.0

Expenditures on Gross Domestic Product	600,865.9	642,748.1	662,654.8	693,995.5	721,491.4	100.0
Net Factor Income from the Rest of the World in the Terms of Trade	(1,052.4)	(715.6)	642.7	1,513.8	(633.9)	(0.1)

Trading Gains and Losses from Changes	(7,405.0)	(9,621.6)	(17,510.0)	(24,471.6)	(46,307.6)	(6.4)

Gross National Income(3)	592,408.5	663,842.1	645,787.6	671,037.7	674,549.9	93.5

Percentage Increase (Decrease) of GDP over Previous Year At Current Prices	7.5	10.0	5.9	7.5	3.5
At Constant 2000 Market Prices	3.8	7.0	3.1	4.7	4.0

(1)	GDP plus net factor income from the rest of the world is equal to the Republic’s gross national product.
(2)	Preliminary.
(3)	GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic’s gross national income.
Source:	National Accounts Year 2005; The Bank of Korea.

The following tables set out the Republic’s GDP by economic sector at current and constant 2000 market prices:

Gross Domestic Product by Economic Sector

(at current market prices)

	2001	2002	2003	2004	2005(1)	As % of GDP 2005(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	24,806.2	24,654.9	24,166.1	26,246.2	24,035.7	3.0
Mining and Manufacturing	153,786.7	164,003.4	171,208.0	200,830.8	206,688.2	25.6
Mining and Quarrying	2,020.7	2,051.4	2,062.6	2,276.5	2,449.0	0.3
Manufacturing	151,766.0	161,952.0	169,145.4	198,554.3	204,239.2	25.3
Electricity, Gas and Water	14,648.6	15,929.4	17,011.2	16,732.6	16,888.6	2.1
Construction	47,181.9	51,541.7	61,329.8	64,772.5	66,031.5	8.2
Services:	309,584.7	345,962.6	366,046.6	385,735.2	404,387.8	50.1
Wholesale and Retail Trade, Restaurants and Hotels	59,212.3	62,656.7	63,583.6	65,531.9	67,918.5	8.4
Transportation, Storage and Communication	41,190.5	45,133.8	47,787.0	50,969.0	52,055.5	6.5
Financial Intermediation	42,423.3	54,844.4	56,690.8	57,266.2	60,486.8	7.5
Real Estate, Renting and Business Activities	70,049.3	76,822.4	81,804.7	86,027.8	89,592.4	11.1
Public Administration and Defense:
Compulsory Social Security	32,207.4	35,557.2	38,700.9	42,209.6	45,185.9	5.6
Education	28,803.6	32,296.7	35,760.7	39,194.9	41,313.8	5.1
Health and Social Work	16,771.1	17,432.4	19,012.7	20,847.5	22,865.8	2.8
Other Service Activities	18,927.2	21,219.0	22,706.2	23,688.3	24,969.1	3.1

Taxes less subsidies on products	72,114.5	82,171.6	84,913.1	85,063.0	88,590.2	11.0

Gross Domestic Product at Current Prices	622,122.6	684,263.5	724,675.0	779,380.5	806,621.9	100.0

Net Factor Income from the Rest of the World	(1,094.8)	805.6	745.3	1,793.7	(736.1)	(0.1)
Gross National Income at Current Price	621,027.9	685,069.0	725,420.3	781,174.2	805,885.8	99.9

(1)	Preliminary.

Source: National Accounts Year 2005; The Bank of Korea.

Gross Domestic Product by Economic Sector

(at constant 2000 market prices)

	2001	2002	2003	2004	2005(1)	As % of GDP 2005(1)
	(billions of won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	25,309.2	24,422.2	23,138.3	25,258.5	25,223.1	3.5
Mining and Manufacturing	156,538.3	168,121.6	177,311.9	196,832.1	210,435.9	29.2
Mining and Quarrying	2,035.1	1,878.7	1,894.9	1,946.5	1,917.2	0.3
Manufacturing	154,503.3	166,242.9	175,417.0	194,885.6	208,518.7	28.9
Electricity, Gas and Water	14,169.1	15,258.0	15,981.3	17,035.3	18,390.4	2.5
Construction	45,279.0	46,529.4	50,548.7	51,459.1	51,522.0	7.1
Services:	293,128.9	316,104.8	321,011.9	327,166.7	337,052.5	46.7
Wholesale and Retail Trade, Restaurants and Hotels	58,137.7	61,301.0	59,563.9	59,471.4	60,751.9	8.4
Transportation, Storage and Communication	41,524.7	45,328.6	47,486.1	50,808.6	52,892.6	7.3
Financial Intermediation	38,234.5	46,641.6	46,855.5	46,211.5	48,332.2	6.7
Real Estate, Renting and Business Activities	68,376.8	71,725.5	73,291.6	74,690.0	76,574.9	10.6
Public Administration and Defense:
Compulsory Social Security	29,618.4	30,393.6	31,189.9	31,838.1	32,662.1	4.5
Education	26,942.9	28,123.2	29,169.8	29,813.6	30,146.7	4.2
Health and Social Work	11,977.7	12,654.1	13,298.7	13,965.2	14,796.4	2.1
Other Service Activities	18,316.2	19,937.2	20,156.4	20,368.3	20,895.7	2.9

Taxes less subsidies on products	66,441.4	72,312.0	74,662.7	76,243.6	78,867.6	10.9

Gross Domestic Product at Market Prices	600,865.9	642,748.1	662,654.8	693,995.5	721,491.4	100.0

(1)	Preliminary.

Source: National Accounts Year 2005; The Bank of Korea.

In 2001, GDP growth was 3.8% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.9% and gross domestic fixed capital formation was declined by 0.2%.

GDP growth in 2002 was 7.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 7.6% and gross domestic fixed capital formation increased by 6.6%.

GDP growth in 2003 was 3.1% at constant market prices, as aggregate private and general government consumption expenditures decreased by 0.3% and gross domestic fixed capital formation increased by 4.0%, each compared with 2002.

GDP growth in 2004 was 4.7% at constant market prices, as aggregate private and general government consumption expenditures increased by 0.4% and gross domestic fixed capital formation increased by 2.1%, each compared with 2003.

Based on preliminary data, GDP growth in 2005 was 4.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 3.4% and gross domestic fixed capital formation increased by 2.3%, each compared with 2004.

Based on preliminary data, GDP growth in 2006 was 5.0% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.5% and gross domestic fixed capital formation increased by 3.2%, each compared with 2005.

Principal Sectors of the Economy

Industrial Sectors

The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production:

Industrial Production

	2000 Index Weight(1)	2000	2001	2002	2003	2004	2005
Mining	36.2	100.0	99.9	103.9	103.1	100.0	93.8
Coal	4.7	100.0	94.0	83.4	84.3	86.1	88.5
Metal Ores	0.8	100.0	58.1	96.7	84.5	111.0	107.1
Others	30.7	100.0	101.9	107.2	106.5	101.9	94.2
Manufacturing	9,362.9	100.0	100.2	108.4	113.8	126.2	134.0
Food Products and Beverages	658.8	100.0	105.7	108.6	106.7	108.9	108.3
Tobacco Products	53.4	100.0	99.6	99.9	130.3	140.9	113.5
Textiles	472.7	100.0	90.1	84.6	76.5	70.8	63.5
Apparel and Fur Articles	210.3	100.0	91.6	98.0	82.5	82.4	86.6
Tanning and Dressing of Leather	97.6	100.0	94.4	87.6	75.5	65.1	58.8
Wood and Wood and Cork Products	62.2	100.0	107.2	112.8	113.9	109.1	104.4
Pulp, Paper and Paper Products	193.2	100.0	99.4	105.3	105.4	108.7	109.3
Publishing, Printing and Reproduction of Record Media	226.8	100.0	102.8	109.3	101.2	98.3	92.6
Coke, Refined Petroleum Products and Nuclear Fuel	309.9	100.0	96.3	88.2	91.1	94.1	97.0
Chemicals and Chemical Products	856.9	100.0	102.7	109.2	113.4	119.0	122.7
Rubber and Plastic Products	429.9	100.0	102.5	109.2	112.0	115.7	118.0
Non-Metallic Mineral Products	331.5	100.0	102.0	104.2	110.1	108.4	101.3
Basic Metals	566.2	100.0	101.3	106.4	111.9	117.6	118.0
Fabricated Metal Products	414.8	100.0	92.6	95.6	97.4	99.9	98.4
Machinery and Equipment	812.5	100.0	96.9	104.5	109.0	119.7	123.0
Office, Accounting and Computing Machinery	330.8	100.0	100.6	111.4	97.4	85.4	78.0
Electrical Machinery and Apparatus and Others	379.8	100.0	96.1	104.2	107.2	116.0	120.1
Radio, Television and Communication Equipment	1,481.0	100.0	102.4	131.6	158.7	214.9	258.1
Medical Precision and Optical Instrument, Watches	105.0	100.0	101.6	100.9	102.8	104.4	98.9
Motor Vehicles, Trailers and Semitrailers	916.1	100.0	98.9	107.3	114.3	127.6	138.3
Other Transport Equipment	274.6	100.0	121.8	119.4	127.5	145.2	156.3
Furniture and Other Manufactured Goods	178.9	100.0	95.4	94.6	87.3	83.0	78.0
Electricity and Gas	600.9	100.0	106.9	115.0	121.3	128.4	137.5
All Items	10,000.0	100.0	100.7	108.8	114.2	126.2	134.1
Percentage Increase (Decrease) of All Items Over Previous Year		16.8	0.7	8.0	5.2	10.2	6.3

(1)	Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.

Source: The Bank of Korea.

Industrial production growth was only 0.7% in 2001 because exports decreased while domestic consumption growth slowed. Industrial production increased by 8.0% in 2002 primarily due to strong domestic consumption and increased exports. Industrial production increased by 5.2% in 2003 primarily due to increased exports and construction investment growth although domestic consumption was sluggish during 2003. Industrial production increased by 10.2% in 2004 primarily due to increased exports and domestic consumption recovery. Industrial production increased by 6.3% in 2005 primarily due to strong exports and increased domestic consumption.

Manufacturing

In 2001, the manufacturing sector increased production by 0.2%, and in 2002, the manufacturing sector increased production by 8.2%. In 2003, the manufacturing sector increased production by 5.4%.

In 2004, the manufacturing sector increased production by 10.5%. In 2005, the manufacturing sector increased production by 6.2%. In 2001, light industry recorded a 0.8% decline due to the decreased production of textile, apparel and leather products. In 2002, light industry recorded a 1.9% increase due to increased production of food products. In 2003, light industry recorded a 4.1% decline due to the decreased production of textile, apparel, publishing and printing and food products and beverages. In 2004, light industry recorded a 0.8% decrease due to decreased production of food products, textile, apparel and furniture. In 2005, light industry recorded a 2.8% decrease due to decreased production of textile, wood products, publishing and printing, furniture and non-metallic mineral products.

Automobiles. In 2001, automobile production decreased by 5.4% compared to 2000. In 2001, domestic sales recorded an increase of 1.5% and exports recorded a decrease of 10.5%, each compared with 2000. In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001. In 2003, automobile production increased by 1.0%, domestic sales recorded a decrease of 18.7% and exports recorded an increase of 20.2%, each compared with 2002. In 2004, automobile production increased by 9.2%, domestic sales recorded a decrease of 17.0% and exports recorded an increase of 31.1%, compared with 2003. In 2005, automobile production increased by 6.6%, domestic sales recorded an increase of 4.5% and exports recorded an increase of 8.7%, compared with 2004.

Electronics. In 2001, electronics production increased by 4.0% and exports decreased by 21.3% compared to 2000 primarily due to weak personal computer market in the world. In 2001, export sales of semiconductor memory chips constituted approximately 9.5% of the Republic’s total exports. In 2002, electronics production increased by 17.3% and exports increased by 17.2%, each compared with 2001 primarily due to the growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 10.2% of the Republic’s total exports. In 2003, electronics production increased by 17.1% and exports increased by 21.8%, each compared with 2002 primarily due to the continued growth in global information technology products demand. In 2003, export sales of semiconductor memory chips constituted approximately 10.1% of the Republic’s total exports. In 2004, electronics production increased by 21.8% and exports increased by 29.6%, each compared with 2003 primarily due to growth in exports of semiconductor memory chips and global information technology products. In 2004, export sales of semiconductor memory chips constituted approximately 10.4% of the Republic’s total exports. In 2005, electronics production increased by 16.0%, based on preliminary data, and exports increased by 7.1%, each compared with 2004 primarily due to continued growth in exports of semiconductor memory chips and global information technology products. In 2005, export sales of semiconductor memory chips constituted approximately 10.5% of the Republic’s total exports.

Iron and Steel. In 2001, crude steel production totaled 43.9 million tons, an increase of 1.7% from 2000. Domestic sales decreased by 0.4% and exports decreased by 11.8% due to the oversupply of steel products in the domestic and world markets. In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased by 14.6% due to the recovery of the domestic economy and exports increased by 2.3%. In 2003, crude steel production totaled 46.3 million tons, an increase of 2.0% from 2002. Domestic sales increased by 3.8% and exports increased by 31.8%. In 2004, crude steel production totaled 47.5 million tons, an increase of 2.6% from 2003. Domestic sales increased by 3.6% and exports increased by 44.4% due to increased demand in China. In 2005, crude steel production totaled 47.8 million tons, an increase of 0.5% from 2004. Domestic sales increased by 0.3% and exports increased by 23.8% due to continued strong demand in China.

Shipbuilding. In 2001, the Republic’s shipbuilding orders amounted to 6.9 million compensated gross tons, a decrease of 33.2% compared to 2000. In 2002, the Republic’s shipbuilding orders amounted to 5.6 million compensated gross tons, a decrease of 19.7% compared to 2001. In 2003, the Republic’s shipbuilding orders amounted to 18.8 million compensated gross tons, an increase of 235.2% compared to 2002. In 2004, the Republic’s shipbuilding orders amounted to 15.7 million compensated gross tons, a decrease of 16.4% compared to 2003. In 2005, the Republic’s shipbuilding orders amounted to 13.6 million compensated gross tons, a decrease of 13.7% compared to 2004.

Agriculture, Forestry and Fisheries

The Government’s agricultural policy has traditionally focused on:

•	grain production;

•	development of irrigation systems;

•	land consolidation and reclamation;

•	seed improvement;

•	mechanization measures to combat drought and flood damage; and

•	increasing agricultural incomes.

Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

In 2001, the production of rice, the largest agricultural product in Korea, increased to 5.5 million tons, a 4.2% increase compared to 2000. In 2002, rice production decreased 10.7% from 2001 to 4.9 million tons. In 2003, rice production decreased 9.7% from 2002 to 4.5 million tons. In 2004, rice production increased 12.3% from 2003 to 5.0 million tons. In 2005, rice production decreased 4.6% from 2004 to 4.8 million tons. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. The Republic’s self-sufficiency ratio further decreased from 58.0% in 1997 to 57.6% in 1998 and 54.2% in 1999. In 2000, the Republic’s self sufficiency ratio slightly increased to 55.6%. In 2001, 2002, 2003 and 2004, the Republic’s self sufficiency ratio was 56.8%, 58.3%, 53.3% and 50.2%, respectively. In 2005, the Republic’s self sufficiency ratio was 53.4%.

The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

The contribution of the agriculture, forestry and fisheries subsector to GDP declined, at constant 2000 market prices, from 6.7% in 1994 to 4.9% in 2000 as a result of industrialization. In 2001, the agriculture, forestry and fisheries industry increased by 1.1% compared to 2000 due to increased production of rice, fruits and corns, as well as an increase in fishing catch. In 2002, the agriculture, forestry and fisheries industry, which decreased by 3.5% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September. In 2003, the agriculture, forestry and fisheries industry decreased by 5.3% compared to 2002 primarily due to unfavorable weather conditions. In 2004, the agriculture, forestry and fisheries industry increased by 9.2% compared to 2003 primarily due to increased production of rice, fruits and vegetables, as well as an increase in fishing catch. Based on preliminary data, in 2005, the agriculture, forestry and fisheries industry decreased by 0.1% compared to 2004 primarily due to slightly decreased production of rice, fruits and corns.

Construction

In 2001, the construction industry increased by 5.5% compared with 2000 due to the expansion of residential, commercial and educational construction and the steady increase of government investments in infrastructure. In 2002, the construction industry increased by 2.8% compared to 2001 due to the expansion of residential and commercial construction. In 2003, the construction industry increased by 8.6% compared to 2002, mainly driven by a surge in building construction, notably of commercial and residential buildings. In 2004, the construction industry increased by 1.8% compared to 2003 primarily due to a steady increase in residential and commercial construction. Based on preliminary data, in 2005, the construction industry increased by 0.1% compared to 2004 primarily due to a slight increase in residential and commercial construction.

Electricity and Gas

The following table sets out the Republic’s dependence on imports for energy consumption:

Dependence on Imports for Energy Consumption

	Total Energy Consumption	Imports	Imports Dependence Ratio
	(millions of tons of oil equivalents, except ratios)
2001	198.4	193.1	97.3
2002	208.6	202.7	97.1
2003	215.1	208.5	96.9
2004	220.2	213.2	96.6
2005	229.3	221.1	96.4

Source: Korea Energy Economics Institute.

Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affect the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic’s balance of trade.

To reduce its dependence on oil and gas imports, the Government has encouraged energy conservation and energy source diversification emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

Consumption of Energy by Source

	Coal		Petroleum		Nuclear		Others		Total
	Quantity	%	Quantity	%	Quantity	%	Quantity	%	Quantity	%
	(millions of tons of oil equivalents, except percentages)
2001	45.7	23.0	100.4	50.7	28.0	14.1	24.3	12.2	198.4	100.0
2002	49.1	23.5	102.4	49.1	29.8	14.3	27.5	13.1	208.8	100.0
2003	51.1	23.7	102.4	47.6	32.4	15.1	29.2	13.5	215.1	100.0
2004	53.1	24.1	100.6	45.7	32.7	14.8	33.8	15.4	220.2	100.0
2005	54.8	24.0	101.5	44.4	36.7	16.1	36.1	15.5	228.6	100.0

Source: Korea Energy Economics Institute.

The Republic’s first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Construction of an additional 18 nuclear power plants was completed by July 2004, adding 16,129 megawatts of generating capacity. The Republic’s total nuclear power generating capacity is estimated to be 17,715 megawatts as of December 31, 2005.

Services Sector

In 2001, the transportation, storage and communications sector increased by 14.9% compared with 2000. In 2002, the transportation, storage and communications sector increased by 9.2% compared with 2001. In 2003, the transportation, storage and communications sector increased by 4.8% compared with 2002. In 2004, the transportation, storage and communications sector increased by 7.0%. Based on preliminary data, in 2005, the transportation, storage and communications sector increased by 4.1%. In 2001, the financing, insurance, real estate and business service subsector increased by 3.2% compared with 2000. In 2002, the financing, insurance, real estate and business service subsector increased by 11.0% compared with 2001. In 2003, the financing, insurance, real estate and business service subsector increased by 1.5% compared with 2002. In 2004, the financing, real estate and business service subsector increased by 0.6% compared to 2003. Based on preliminary data, in 2005, the financing, real estate and business service subsector increased by 3.3% compared to 2004.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase Over Previous Year	Consumer Price Index(1)	Increase Over Previous Year	Wage Index(1)(2)		Increase Over Previous Year		Unemployment Rate(1)(3)
	(2000=100)	(%)	(2000=100)	(%)	(2000=100)		(%)		(%)
2002	99.2	(0.3)	106.9	2.7	116.8		11.2		3.3
2003	101.4	2.2	110.7	3.6	127.6		9.2		3.6
2004	107.6	6.1	114.7	3.6	135.2		6.0		3.7
2005	109.9	2.1	117.8	2.7	144.2		6.6		3.7
2006	112.4	2.3	120.4	2.2	NA	(4)	NA	(4)	3.5

(1)	Average for year.
(2)	Nominal wage index of earnings in all industries.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available.

Source: The Bank of Korea; Korea National Statistical Office.

The Government’s economic policy has helped keep inflation low. The inflation rate was 2.7% in 2002, 3.6% in 2003, 3.6% in 2004 and 2.7% in 2005. Based on preliminary data, in 2006, the inflation rate was 2.2%.

The unemployment rate was 3.3% in 2002, 3.6% in 2003, 3.7% in 2004 and 3.7% in 2005. Based on preliminary data, in 2006, the unemployment rate was 3.5%.

From 1992 to 2005, the economically active population of the Republic increased by 21.5% to 23.7 million, while the number of employees increased by 21.2% to 22.9 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 60% and 63% over the past decade. Literacy among workers under 50 is almost universal.

As of July 1, 2004, Korea adopted a five-day workweek for large corporations with over 1,000 employees, publicly-owned (state-run) companies, banks and insurance companies, reducing working hours from 44 to 40 hours a week. The adoption of the five-day workweek has been extended to companies with over 300 employees and to government employees as of July 1, 2005 and to companies with over 100 employees as of July 1, 2006. Companies with more than 50 employees are expected to adopt the five-day workweek by July of 2007 and those with over 20 by July 2008.

Approximately 10.8% of the Republic’s workers were unionized as of December 31, 2003. In the early 2000s, the labor unions of several of the Republic’s largest commercial banks, including Kookmin Bank, Shinhan Bank (formerly Chohung Bank) and KorAm Bank, staged strikes in response to consolidation in the banking industry. In addition, in the summer of 2004 and 2005, respectively, unionized workers of GS Caltex Corporation and Asiana Airlines staged strikes demanding better compensation and working conditions. In the fall of 2005, unionized workers at Hyundai Motor Company and Kia Motors Corp. went on strikes during annual contract talks. In December 2005, Korean Air’s unionized pilots also staged strikes demanding a higher wage increase. In the summer of 2006, unionized workers of Hyundai Motor Company and Kia Motors Corp. went on partial strikes demanding better compensation and working conditions, and unionized workers of Ssangyong Motor Company went on strike in response to the company’s proposed layoff plans. Also, in July 2006, unionized workers of POSCO’s subcontractors initiated a sit-in strike at POSCO’s headquarters in Pohang demanding better wages and working conditions, disrupting POSCO’s operations for nine days. Actions such as these by labor unions may hinder implementation of the labor reform measures and disrupt the Government’s plans to create a more flexible labor market. Although much effort is being expended to resolve labor disputes in a peaceful manner, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

In 1997, the Korean Confederation of Trade Unions organized a political alliance, which led to the formation of the Democratic Labor Party in January 2000. The Democratic Labor Party, which seeks to represent the interests of workers, currently controls nine seats in the National Assembly.

The Financial System

Structure of the Financial Sector

The Republic’s financial sector includes the following categories of financial institutions:

•	The Bank of Korea;

•	banking institutions;

•	non-bank financial institutions; and

•	other financial entities, including:

•	securities institutions;

•	credit guarantee institutions;

•	venture capital companies; and

•	miscellaneous others.

To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

The Government has recently proposed the Act on Capital Markets and Financial Investment Business, or ACMFIB, under which various industry-based capital markets regulatory systems currently in place will be consolidated into a single regulatory system. The proposed ACMFIB will expand the scope of permitted investment-related financial products and activities through expansive definitions of financial instruments and function-based regulations that allow financial investment companies to offer a wider range of financial services, as well as strengthening investor protection and disclosure requirements. The proposed ACMFIB was submitted to the National Assembly in December 2006.

Banking Industry

The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country’s banking services. As of December 31, 2005, commercial banks consisted of eight nationwide banks, all of which have branch networks throughout Korea, six regional banks and 62 branches of 40 foreign banks operating in the country. Nationwide and regional banks had, in the aggregate, 6,590 domestic branches and offices, 65 overseas branches, 21 overseas representative offices and 27 overseas subsidiaries as of December 31, 2005.

Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

•	The Korea Development Bank;

•	The Export-Import Bank of Korea;

•	The Industrial Bank of Korea;

•	National Agricultural Cooperative Federation (which merged with the National Livestock

•	Cooperative Federation in July 2000); and

•	National Federation of Fisheries Cooperatives.

The economic difficulties in 1997 and 1998 caused an increase in Korean banks’ non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent criteria for non-performing loans that more closely followed international standards. The new criteria increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.

	Total Loans	Non-Performing Assets	Percentage of Total
	(trillions of won)		(percentage)
December 31, 2001	379.1	12.6	3.3
December 31, 2002	464.6	11.3	2.4
December 31, 2003	499.5	13.7	2.7
December 31, 2004	512.3	10.1	2.0
December 31, 2005	548.0	7.0	1.3

Source: Banking Statistics, February 2006; Financial Supervisory Service.

Most of the growth in total loans since the end of 2001 has been attributable to loans to the retail sector, accounting for 56.3% of total loans as of December 31, 2005, compared to 34.3% as of December 31, 1999.

A group of the Republic’s banks, including eight nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of (Won)1.7 trillion in 2003, compared to an aggregate net profit of (Won)5.0 trillion in 2002, primarily due to increased loan loss provisions for SK Networks and credit card companies. In 2004, these banks posted an aggregate net profit of (Won)8.8 trillion compared to an aggregate net profit of (Won)1.7 trillion in 2003, primarily due to decreased loan loss provisions and increased investment income. In 2005, these banks posted an aggregate net profit of (Won)13.6 trillion primarily due to decreased loan loss provisions and increased commissions and foreign exchange revenues.

Non-Bank Financial Institutions

Non-bank financial institutions include:

•	investment institutions, including merchant banks, asset management companies and the Korea Securities Finance Corporation;

•	savings institutions, including trust accounts of banks, mutual savings banks, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

•	life insurance institutions; and

•	credit card companies.

As of December 31, 2005, two merchant banks were operating in the country. As of December 31, 2005, the total assets of Korea’s merchant banks amounted to an aggregate of (Won)1,051.1 billion.

As of December 31, 2005, 46 asset management companies, which manage trust assets and/or assets held by investment companies under the Indirect Investment Asset Management Business Act, with assets totaling approximately (Won)202.8 trillion, were operating in Korea.

The Banking Act of Korea permits banks to provide trust account management services under the Trust Business Act, as well as asset management services under the Indirect Investment Asset Management Business Act, effective January 5, 2004, with the approval of the Financial Supervisory Commission. In this regard, pursuant to an addendum to the Indirect Investment Asset Management Business Act, banks already engaged in trust account management services for money trust products (excluding products that are managed under specified investment policies) under the Trust Business Act are permitted to continue offering such services, provided they qualified as an asset management company under the Indirect Investment Asset Management Business Act before July 5, 2004. In addition, banks that failed to qualify as an asset management company before July 5, 2004, may apply for qualification pursuant to separate procedures under the Indirect Investment Asset Management Business Act. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks’ financial statements. As of December 31, 2005, assets of trust accounts of all banks providing trust account management services totaled (Won)109.8 trillion.

The country had 111 mutual savings banks as of December 31, 2005, with assets totaling (Won)41,662.3 billion.

As of December 31, 2005, 12 domestic life insurance institutions, two joint venture life insurance institutions and nine wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)234.8 trillion as of December 31, 2005, were operating in the Republic.

As of December 31, 2005, six credit card companies operated in the country with loans totaling approximately (Won)33.8 trillion, of which 5.9% were classified as non-performing loans.

Money Markets

In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

Securities Markets

As of December 31, 2005, 39 domestic securities companies (including joint venture securities companies) and 15 branches of foreign securities companies operated in Korea.

The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 as Korea’s only stock exchange. It had a single trading floor located in Seoul. The exchange imposed daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index was comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.

In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ Stock Market was established in July 1996, and the OTC Bulletin Board Market was launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ. Pursuant to the Korea Securities and Futures Exchange Act promulgated in January 2004, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were merged into a single exchange known as the Korea Exchange in January 2005. Following this merger, the Korea Stock Exchange, the KOSDAQ and the Korea Futures Exchange were organized into the Stock Market Division of the Korea Exchange, the KOSDAQ Market Division of the Korea Exchange and the Futures Market Division of the Korea Exchange, respectively.

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

December 30, 2002	627.6
December 30, 2003	810.7
January 30, 2004	848.5
February 27, 2004	883.4
March 31, 2004	880.5
April 30, 2004	862.8
May 31, 2004	803.8
June 30, 2004	785.8
July 31, 2004	735.3
August 31, 2004	803.6
September 30, 2004	835.1
October 29, 2004	834.8
November 30, 2004	878.1
December 30, 2004	895.9
January 31, 2005	932.7
February 28, 2005	1,011.4
March 31, 2005	965.7
April 30, 2005	911.3
May 31, 2005	970.2
June 30, 2005	1,008.2
July 29, 2005	1,111.3
August 31, 2005	1,083.3
September 30, 2005	1,221.0
October 31, 2005	1,158.1
November 30, 2005	1,297.4
December 29, 2005	1,379.4
January 31, 2006	1,399.8
February 28, 2006	1,371.6
March 31, 2006	1,359.6
April 28, 2006	1,419.7
May 30, 2006	1,317.7
June 30, 2006	1,295.2
July 31, 2006	1,297.8
August 31, 2006	1,352.7
September 29, 2006	1,371.4
October 31, 2006	1,364.6
November 30, 2006	1,432.2
December 28, 2006	1,434.5
January 31, 2007	1,360.2
February 28, 2007	1,417.3

On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic’s weakening financial and corporate sectors, the Republic’s falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 1,441.3 on March 12, 2007.

Supervision System

The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister’s office.

The Ministry of Finance and Economy focuses on financial policy and foreign currency regulations. The Bank of Korea manages monetary policy focusing on price stabilization.

Deposit Insurance System

The Republic’s deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

Since January 2001, deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited.

The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

The Bank of Korea

The Bank of Korea was established in 1950 as Korea’s central bank and the country’s sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea’s target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee’s target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

Interest Rates

On July 10, 2003, the Bank of Korea cut its target for the benchmark call rate (uncollaterized overnight rate) to 3.75% from 4.00%, which was further lowered to 3.5% on August 12, 2004 and 3.25% on November 11, 2004. On October 11, 2005, the Bank of Korea raised the benchmark call rate to 3.5%, which was further raised to 3.75% on December 8, 2005, to 4.0% on February 9, 2006 and to 4.25% on June 8, 2006 primarily due to the economic recovery and persistently high oil prices. As of the end of 2003, all deposit and lending rates had been deregulated with the exception of those on demand deposits. In February 2004, the Bank of Korea removed the 1% per annum deposit interest rate ceiling on demand deposits.

Money Supply

The following table shows the volume of the Republic’s money supply:

	December 31,
	2002	2003	2004	2005	2006
	(billions of won)
Money Supply (M1)(1)	283,580.8	298,952.9	321,727.7	332,344.9	371,087.6
Quasi-money(2)	588,494.8	599,116.5	632,994.8	689,103.8	778,174.5
Money Supply (M2)	872,075.6	898,069.4	954,722.5	1,021,448.7	1,149,262.1
Percentage Increase Over Previous Year	14.0%	3.0%	6.3%	7.0%	12.5%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.

Source: The Bank of Korea.

Exchange Controls

Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic’s competitiveness and encourage strategic alliances between domestic and foreign entities.

In September 1998 the National Assembly passed the Foreign Exchange Transactions Act, which became effective in April 1999 and was subsequently amended in October 2000, December 2000, December 2005 and January 2007. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

•	the investment in real property located overseas by Korean companies and financial institutions;

•	the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

•	the investment by non-residents in deposits and trust products having more than one year maturities; and

•	the issuance of debentures by non-residents in the Korean market.

To minimize the adverse effects from further opening of the Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

Effective as of January 1, 2006, the Government liberalized the regulations governing “capital transactions.” The regulations provide that no regulatory approvals are required for any capital transactions. The capital transactions previously subject to approval requirements are now subject only to reporting requirements. These reporting requirements are also scheduled to be largely eliminated as of January 1, 2009.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

Exchange Rates

Won/U.S. Dollar Exchange Rate

December 31, 2002	1,200.4
December 31, 2003	1,197.8
January 31, 2004	1,173.7
February 27, 2004	1,176.2
March 31, 2004	1,146.6
April 30, 2004	1,167.7
May 31, 2004	1,165.7
June 30, 2004	1,152.5
July 31, 2004	1,171.3
August 31, 2004	1,153.8
September, 30, 2004	1,147.9
October 30, 2004	1,122.3
November 30, 2004	1,047.9
December 31, 2004	1,043.8
January 31, 2005	1,026.4
February 28, 2005	1,008.1
March 31, 2005	1,024.3
April 30, 2005	1,001.8
May 31, 2005	1,002.5
June 30, 2005	1,024.4
July 30, 2005	1,025.7
August 31, 2005	1,031.0
September 30, 2005	1,038.0
October 31, 2005	1,042.7
November 30, 2005	1,036.3
December 30, 2005	1,013.0
January 31, 2006	971.0
February 28, 2006	969.0
March 31, 2006	975.9
April 28, 2006	945.7

Won/U.S. Dollar Exchange Rate

May 30, 2006	947.4
June 30, 2006	960.3
July 31, 2006	953.1
August 31, 2006	959.6
September 29, 2006	945.2
October 31, 2006	944.2
November 30, 2006	929.9
December 29, 2006	929.6
January 31, 2007	940.9
February 28, 2007	938.3

Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic’s economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from (Won)888.1 to US$1.00 on June 30, 1997 to (Won)1,964.8 to US$1.00 on December 24, 1997. Due to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was (Won)946.6 to US$1.00 on March 12, 2007.

Balance of Payments and Foreign Trade

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country’s trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation’s savings, finances the overall deficit of the country’s trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

The following table sets out certain information with respect to the Republic’s balance of payments:

Balance of Payments

	December 31,
Classification	2002	2003	2004	2005	2006(3)
	(millions of dollars)
Current Account	5,393.9	11,949.5	28,173.5	14,980.9	6,092.6
Goods	14,777.4	21,952.0	37,568.8	32,683.1	29,213.7
Exports(1)	163,414.0	197,289.2	257,710.1	288,970.7	331,844.8
Imports(1)	148,636.6	175,337.2	220,141.3	256,287.6	302,631.1
Services	(8,197.5)	(7,424.2)	(8,046.1)	(13,658.2)	(18,762.9)
Income	432.3	326.3	1,082.8	(1,562.5)	(538.6)
Current Transfers	(1,618.3)	(2,904.6)	(2,432.0)	(2,481.5)	(3,819.5)
Capital and Financial Account	6,251.5	13,909.4	7,598.8	4,756.5	18,618.7
Financial Account(2)	7,338.3	15,307.8	9,351.6	7,096.9	21,652.0
Capital Account	(1,086.8)	(1,398.4)	(1,752.8)	(2,340.4)	(3,033.3)
Changes in Reserve Assets	(11,799.4)	(25,849.4)	(38,710.5)	(19,805.8)	(22,111.7)
Net Errors and Omissions	154.0	(9.5)	2,938.2	68.4	(2,599.6)

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(3)	Preliminary.

Source: Monthly Bulletin, March 2007; The Bank of Korea.

Based on preliminary data, the Republic recorded a current account surplus of approximately US$6.1 billion in 2006 compared with a current account surplus of US$15.0 billion in 2005, primarily due to a decrease in surplus from the goods account from US$32.7 billion to US$29.2 billion and an increase in deficit from the service account from US$13.7 billion to US$18.8 billion.

Trade Balance

Trade balance figures measure the difference between a country’s exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country’s receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country’s receipts exceed its payments to foreigners, allows the country to finance its trading partners’ net deficit to the extent of the surplus, rendering the country a creditor nation.

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	Imports(1)	Balance of Trade	Exports as % of Imports
	(millions of dollars, except percentages)
2002	162,470.5	152,126.2	10,344.4	106.8
2003	193,817.4	178,826.7	14,990.7	108.4
2004	253,844.7	224,462.7	29,382.0	113.1
2005	284,418.7	261,238.3	23,180.4	108.9
2006(2)	325,681.1	309,308.5	16,372.6	106.3

(1)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
(2)	Preliminary

Source: Principal Economic Indicators, March 2007; The Bank of Korea.

The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP and, accordingly, the international economic environment is of crucial importance to the Republic’s economy.

The following tables give information regarding the Republic’s exports and imports by major commodity groups:

Exports by Major Commodity Groups (C.I.F.)(1)

	2002	As % of Total	2003	As % of Total	2004	As % of Total	2005	As % of Total	2006(2)	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	2,634.7	1.6	2,792.3	1.4	3,122.7	1.2	3.174.4	1.1	3,173.3	1.0
Raw Materials and Fuels	8,498.1	5.2	9,048.4	4.7	13,061.4	5.1	18,650.9	6.6	25,076.1	7.7
Light Industrial Products	25,479.5	15.7	27,306.4	14.1	29,625.7	11.7	26,346.4	9.3	26,916.9	8.3
Textile Material	11,950.8	7.4	11,291.8	5.9	10,975.5	4.3	9,709.9	3.4	8,802.0	2.7
Tires and Tubes	1,516.7	0.9	1,715.1	0.9	2,093.9	0.8	2,439.3	0.9	2,562.5	0.8
Heavy & Chemical Industrial Products	125,858.3	77.5	154,670.4	79.8	208,034.8	82.0	236,247.0	83.0	270,514.9	83.1
Chemical Manufacturing Products	11,845.3	7.3	14,781.6	7.6	20,540.7	8.1	24,753.1	8.7	28,374.7	8.7
Metal Goods	10,312.1	6.4	13,089.8	6.8	18,614.3	7.3	22,474.1	7.9	27,183.5	8.3
Machinery	12,824.6	7.9	16,007.6	8.3	22,605.4	8.9	32.033.1	11.3	42,742.1	13.1
Electronics	56,116.5	34.5	68,189.1	35.2	87,769.7	34.6	88,268.9	31.0	89,843.7	27.6
Passenger Cars	13,322.3	8.2	17,479.8	9.0	24,576.9	9.7	27,180.4	9.6	30,498.8	9.4
Ship	10,672.2	6.6	11,103.9	5.7	15,321.3	6.0	17,231.5	6.0	21,486.4	6.6

Total	162,470.5	100.0	193,817.4	100.0	253,844.7	100.0	284,418.7	100.0	325,681.1	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
(2)	Preliminary

Source: Monthly Bulletin, March 2007; The Bank of Korea.

Imports by Major Commodity Groups (C.I.F.)(1)

	2002	As % of Total	2003	As % of Total	2004	As % of Total	2005	As % of Total	2006(2)	As % of Total
	(millions of dollars, except percentages)
Foods & Consumer Goods	20,250.9	13.3	23,595.2	13.2	26,497.4	11.8	26,818.4	10.3	31,810.5	10.3
Grain	2,665.0	1.8	2,993.9	1.6	3,716.5	1.7	3,365.0	1.3	3,470.7	1.1
Direct Consumption Goods	5,707.7	3.8	6,161.0	3.4	6,326.3	2.8	7,154.5	2.7	8,287.5	2.7
Durable Goods	7,759.7	5.1	9,922.0	5.5	11,585.3	5.2	10,856.8	4.2	13,221.6	4.3
Nondurable Goods	4,112.3	2.7	4,574.5	2.6	4,867.6	2.2	5,440.4	2.1	6,829.2	2.2
Industrial Materials and Fuels	73,891.4	48.6	86,407.2	48.3	113,837.9	50.7	141,377.8	54.1	173,966.3	56.2
Crude Oil	19,200.3	12.6	23,081.6	12.9	29,917.2	13.3	42,605.8	16.3	55,958.7	18.1
Raw Material for Light Industry	5,320.4	3.5	5,363.8	3.0	7,762.2	3.5	8,596.8	3.3	6,622.9	2.1
Chemical Products	12,269.2	8.1	14,443.1	8.1	18,233.6	8.1	21,530.6	8.2	24,043.4	7.8
Steel Products	6,267.8	4.1	8,204.8	4.6	13,251.2	5.9	16,407.8	6.3	17,701.4	5.7
Capital Goods	57,983.8	38.1	68,824.3	38.5	84,127.4	37.5	93,042.1	35.6	103,531.7	33.5
Machinery	17,998.9	11.8	21,704.2	12.1	28,223.8	12.6	31,924.7	12.2	36,282.8	11.7
Electronic Products	35,996.6	23.7	42,528.5	23.8	49,996.9	22.3	54,483.1	20.9	58,932.6	19.1
Transport Equipment	3,082.5	2.0	3,379.6	1.9	4,498.1	2.0	5,195.3	2.0	6,681.4	2.2

Total	152,126.2	100.0	178,826.7	100.0	224,462.7	100.0	261,238.3	100.0	309,308.5	100.0

(1)	These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
(2)	Preliminary

Source: Monthly Bulletin, March 2007; The Bank of Korea.

In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.

The Republic recorded a trade surplus of US$15.0 billion in 2003. Exports increased by 19.3% and imports increased by 17.6% compared to 2002.

In 2004, the Republic recorded a trade surplus of US$29.4 billion. Exports increased by 31.0% to US$253.8 billion and imports increased by 25.5% to US$224.5 billion from US$193.8 billion of exports and US$178.8 billion of imports, respectively, in 2003.

In 2005, the Republic recorded a trade surplus of US$23.2 billion. Exports increased by 12.0% to US$284.4 billion and imports increased by 16.4% to US$261.2 billion from US$253.8 billion of exports and US$224.5 billion of imports, respectively, in 2004.

Based on preliminary data, the Republic recorded a trade surplus of US$16.4 billion in 2006. Exports increased by 14.5% to US$325.7 billion and imports increased by 18.4% to US$309.3 billion from US$284.4 billion of exports and US$261.2 billion of imports, respectively, in 2005.

The Republic’s largest trading partners, the United States, Japan and China accounted for the following percentages of the country’s imports and exports:

	2002		2003		2004		2005		2006
	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports	Exports	Imports
	(percentages of total imports or exports)
United States	20.2	15.1	17.7	13.9	16.9	12.8	14.5	11.7	13.3	10.9
Japan	9.3	19.6	8.9	20.3	8.5	20.6	8.4	18.5	8.2	16.8
China(1)	20.9	12.6	25.7	13.8	26.7	14.7	27.2	15.6	27.2	16.4

(1)	Includes Hong Kong.

Source: Ministry of Commerce, Industry and Energy.

In 2003, the outbreak of severe acute respiratory syndrome, or SARS, and the avian influenza in Asia (including China) and other parts of the world increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. The avian influenza carried by migrating wild birds spread to several Asian countries, Russia, Romania and Turkey. In response to these recent outbreaks of avian influenza, the Government issued an advisory on disease prevention as of October 14, 2005 and plans to conduct special monitoring of poultry farms. In addition, the Government will continue to cooperate with regional and international efforts to develop and implement additional measures to contain and prevent SARS, the avian influenza and other diseases. Another outbreak of SARS, the avian influenza or similar incidents in the future may have an adverse effect on Korean and world economies.

In February 2006, the Republic and the United States announced their intention to negotiate and enter into a bilateral free trade agreement, or FTA, between the two nations. Eight official rounds of FTA negotiations were held from June 2006 to March 2007.

Non-Commodities Trade Balance

In 2002, the Republic recorded a non-commodities trade deficit in its current account of approximately US$7.8 billion. The non-commodities trade deficit decreased to US$7.1 billion in 2003 and US$7.0 billion in 2004 but increased to US$15.4 billion in 2005. Based on preliminary data, in 2006, the non-commodities trade deficit increased to US$19.3 billion.

Foreign Currency Reserves

The following table shows the Republic’s total official foreign currency reserves:

Total Official Reserves

	December 31,
	2002	2003	2004	2005	2006
	(millions of dollars)
Gold(1)	$69.2	$70.9	$72.3	$73.6	$74.2
Foreign Exchange	120,811.4	154,508.8	198,175.3	209,967.7	238,387.9

Total Gold and Foreign Exchange	120,880.6	154,579.7	198,247.6	210,041.6	238,462.1
Reserve Position at IMF	520.2	751.6	785.4	305.8	440.0
Special Drawing Rights	11.8	21.0	32.7	43.3	54.0

Total Official Reserves	$121,412.5	$155,352.3	$199,066.1	$210,390.7	$238,956.1

(1)	For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.

Source: The Bank of Korea.

The Government’s foreign currency reserves increased to US$242.8 billion as of February 28, 2007 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.

Government Finance

The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government’s finances.

The Government’s fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

The following table shows consolidated Government revenues and expenditures:

Consolidated Central Government Revenues and Expenditures

	2001	2002	2003	2004	2005(1)
	(billions of won)
Total Revenues	144,033	158,712	171,945	178,784	191,488
Current Revenues	142,709	157,226	170,486	177,453	190,206
Total Tax Revenues	95,793	103,967	114,664	117,796	152,347
Income Profits and Capital Gains	35,638	38,404	46,420	48,112	54,456
Tax on Property	2,920	2,894	2,921	2,996	4,683
Tax on Goods and Services	43,818	48,047	50,906	51,800	53,401
Customs Duties	5,923	6,601	6,847	6,796	6,318
Others	7,494	8,021	7,570	8,090	10,244
Social Security Contribution	17,538	19,723	20,703	22,848	24,882
Non-Tax Revenues	29,378	33,536	35,119	34,629	36,224
Capital Revenues	1,324	1,486	1,459	1,331	1,281
Total Expenditures and Net Lending	136,765	136,046	164,303	173,189	186,398
Total Expenditures	126,688	135,610	166,812	171,800	183,370
Current Expenditures	101,744	106,255	136,212	144,805	158,721
Goods and Services	26,223	28,629	29,827	33,910	36,166
Interest Payments	7,198	6,846	6,598	8,312	10,094
Subsidies and Other Transfers(2)	66,540	68,929	96,498	98,801	109,894
Subsidies	534	768	424	748	779
Other Transfers(2)	66,006	68,161	96,074	98,053	109,115
Non-Financial Public Enterprises Expenditures	1,783	1,851	3,289	3,031	2,566
Capital Expenditures	24,944	29,355	30,600	26,997	24,649
Net Lending	10,077	436	(2,509)	1,389	3,028

(1)	Preliminary.
(2)	Includes transfers to local governments, non-profit institutions, households and abroad.

Source: Ministry of Finance and Economy; Korea National Statistical Office.

The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

For 2001, revenues increased by approximately 6.1%, which represented 23.9% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT Corporation (formerly known as Korea Telecom Corp.) and Korea Tobacco & Ginseng Corporation as part of the Government’s privatization plans. The Republic had a fiscal surplus of 1.2% in 2001.

For 2002, revenues increased by approximately 10.2%, which represented 24.6% of the Republic’s GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country’s economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transferred from The Bank of Korea. The Republic had a fiscal surplus of 3.3% in 2002.

For 2003, revenues increased by approximately 8.2%, which represented 25.9% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of 1.1% in 2003.

For 2004, revenues increased by approximately 4.0%, which represented 25.8% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of W5.6 trillion in 2004.

Based on preliminary data, for 2005, revenues increased by approximately 7.1%, which represented 26.5% of the Republic’s GDP, principally due to higher tax revenues. Tax revenues increased principally as a result of the country’s export growth and the accompanying increase in corporate income. The Republic had a fiscal surplus of (Won)5.1 trillion in 2005.

Debt

External and Internal Debt of the Government

The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2005:

Direct External Debt of the Government

	Amount in Original Currency		Equivalent Amount in U.S. Dollars(1)
	(millions)
US$	US$	10,584.9	US$	10,984.9
German Mark (DM)	DM	26.0		15.7
Japanese Yen (¥)		¥28,858.5		245.0
Euro (EUR)		EUR 500.0		592.0

Total			US$	11,437.6

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2005.

The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic:

Direct Internal Debt of the Government

(billions of won)
2001	87,327.5
2002	103,341.3
2003	141,395.2
2004	182,201.5
2005	227,066.3

The following table sets out all guarantees by the Government of indebtedness of others:

	December 31,
	2003	2004	2005
	(billions of won)
Domestic	79,131.7	65,350.5	54,667.7
External(1)	1,458.5	699.3	310.2

Total	80,590.2	66,049.8	54,977.9

(1)	Converted to Won at foreign exchange banks’ telegraphed transfer selling rates to customers in effect on December 31 of each year.

For further information on the outstanding indebtedness, including guarantees, of the Republic, see “—Tables and Supplementary Information.”

External Debt

The following tables set out certain information regarding the Republic’s external debt calculated under the criteria published in a compilation by nine international organizations including the IMF and the World Bank in 2003. Prior to June 2003, the Republic had calculated its total external debt using criteria agreed with the IMF during the financial crisis at the end of 1997. Starting from June 2003, in particular, the Republic’s total external debt calculation under the new criteria excludes offshore borrowings by overseas branches and subsidiaries of Korean banks but includes Won-denominated liabilities such as bank deposits by nonresidents and also includes international finance lease liabilities.

	December 31,
	2001	2002	2003	2004	2005
	(billions of dollars)
Foreign Currencies	124.0	134.9	148.9	161.3	178.0
Korean Won	4.7	6.6	8.6	11.0	12.0

Total External Liabilities	128.7	141.5	157.6	172.3	190.0

	December 31,
	2001	2002	2003	2004	2005
	(billions of dollars)
Long-term Debt	88.4	93.3	106.7	115.9	124.2
General Government	18.3	17.6	11.6	10.4	8.5
Monetary Authorities	3.0	2.9	3.2	4.0	5.0
Banks	21.1	20.3	27.0	30.0	32.6
Other Sectors	46.0	52.5	65.0	71.5	77.9
Short-term Debt	40.3	48.2	50.8	56.3	65.8

Monetary Authorities	1.9	2.0	2.1	2.0	2.2
Banks	30.2	38.2	40.8	44.5	51.5
Other Sectors	8.2	8.0	7.9	9.9	12.1

Total External Liabilities	128.7	141.5	157.6	172.3	190.0

Source: The Bank of Korea.

Under the old criteria, the total external liabilities of the Republic were as follows as of the dates indicated:

	December 31,
	2001	2002
	(billions of dollars)
External Liabilities	118.8	131.0

Source: The Bank of Korea.

Debt Record

The Government has always paid when due the full amount of principal of, interest on, and amortization of sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A. External Debt of the Government

Currency of Borrowings	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(million of units)

US$	0.75-8.875/Floating	1960-2005	1982-2025	US$	10,584.9
Japanese Yen (¥)	3.25-5	1980-1990	2004-2015		¥28,858.5
German Mark (DM)	2-2.2	1973-1985	2003-2021	DM	6.0
Euro (EUR)	3.625	2005	2015	EUR	500.0

Total External Funed Debt(1)				US$	11,437.6

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2005.

B. External Guaranteed Debt of the Government

Name	Interest Rates	Years of Issue	Years of Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(millions of dollars)
1. Bonds
Total Bonds				None
2. Borrowings
The Korea Development Bank	Floating	1999	2008	52.7
Industrial Bank of Korea	Floating	1999	2008	250.6

Total Borrowings(1)				303.3

Total External Guaranteed Debt(1)				303.3

(1)	Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2005.

C. Internal Debt of the Government

Title	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(billions of won)
1. Bonds
Foreign Exchange Stabilization Bonds	4.50-7.67	2001-2003	2006-2008	15,300.0
Interest-Bearing Treasury Bond for Treasury Bond Management Fund	3.50-11.09	1996-2005	2006-2015	170,475.2
Interest-Bearing Treasury Bond for National Housing I	5.0	1995-2005	2000-2010	33,497.3
Interest-Bearing Treasury Bond for National Housing II	3.0	1983-1999	2000-2019	2,994.5
Interest-Bearing Treasury Bond for National Housing III	0	2005	2025	594.2
Non-interest-Bearing Treasury Bond for Contribution(1)	—	1967-1985	—	112.5

Total Bonds				222,872.5

2. Borrowings
Borrowings from The Bank of Korea				830.0
Borrowings from the Sports Promotion Fund				65.0
Borrowings from the Civil Servant Pension Fund				650.0
Borrowings from the Export Insurance Fund				510.0
Authorized Government Debt beyond Budget Limit				2,138.8
Sub-Total				4,193.8

Total Internal Funded Debt				227,066.3

(1)	Interest Rates and Years of Maturity not applicable.

D. Internal Guaranteed Debt of the Government

Name	Range of Interest Rates	Range of Years of Issue	Range of Years of Original Maturity	Principal Amounts Outstanding as of December 31, 2005
	(%)			(billions of won)
1. Bonds of Government-Affiliated Corporations
Korea Container Terminal Authority	6.0	1997	2006	50.0
Korea Asset Management Corporation	4.26-5.05	2003	2008	4,000.0
Korea Deposit Insurance Corporation	3.57-7.88	1999-2005	2004-2010	50,464.2	(1)

Total Bonds				54,474.2

2. Borrowings of Government-Affiliated Corporations
Rural Development Corporation and Federation of Farmland	5.5	1967	2000-2024	193.5

Total Borrowings				193.5

(1)	Over four years beginning in 2003, (Won)49 trillion of such debt will be converted into direct debt of the government.

DESCRIPTION OF THE SECURITIES

Description of Debt Securities

We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

General Terms of the Debt Securities

We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

•	the aggregate principal amount;

•	the currency of denomination and payment;

•	any limitation on principal amount and authorized denominations;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the maturity date or dates;

•	the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	where and how we will pay principal and interest;

•	whether and in what circumstances the debt securities may be redeemed before maturity;

•	any sinking fund or similar provision;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•

if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	other specific provisions.

Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to us.

If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security

The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from us.

We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

We will register debt securities in the name of a person other than the depositary or its nominee only if:

•	the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

•	we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

Beneficial Interests in and Payments on a Global Security

Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities

We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Cedel Bank, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Additional Amounts

We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

We will not pay, however, any additional amounts if you are liable for Korean tax because:

•	you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

•	you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

•

you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

Status of Debt Securities

The debt securities will:

•	constitute our direct, unconditional, unsecured and unsubordinated obligations;

•	rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

•	rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

Negative Pledge Covenant

If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities.

We may, however, create or permit a security interest:

•

on any promissory debt securities or commercial paper discounted or otherwise provided as security to or issued or held by us created in favor of The Bank of Korea in the normal operation of The Bank of Korea’s discount facilities or facilities for the funding of loans by us to our customers; or

•	on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity; or

•	of a statutory nature arising in the ordinary course of our business but unrelated to our activities of borrowing or raising money; or

•	on any real estate owned by us imposed by a tenant of such real estate as security for repayment of any key money paid by the tenant; or

•	arising by operation of Korean law or given preference by law following our failure to meet an obligation, although we will not permit such a security interest to exist for more than 30 days.

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

1.	Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•

we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount.

4,	Moratorium/Default:

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•

the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Failure of Support: the Republic fails to provide financial support for us as required under Article 44 of the KDB Act as of the date of the debt securities of such series.

7.	Control of Assets: the Republic ceases to own or control us (directly or indirectly).

8.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

Modifications and Amendments; Debt Securityholders’ Meetings

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt security’s interest rate or premium payable;

•	change the currency of payment of principal, interest or premium;

•	amend either the procedures provided for a redemption event or the definition of a redemption event;

•	shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

We may at any time call a meeting of the holders of a series of debt securities to seek the holders of the debt securities’ approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the fiscal agent. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.

Holders of debt securities who hold, in the aggregate, a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting. At the reconvening of any meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum for taking any action set out in the original notice. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a debt securityholder. The fiscal agent will make all rules governing the conduct of any meeting.

The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants made by us that benefit holders of the debt securities;

•	surrender any right or power given to us;

•	secure the debt securities;

•

permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

•

cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Fiscal Agent

The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

Further Issues of Debt Securities

We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

•	the terms of the debt securities purchasable upon exercise of the warrants, as described above under “—Description of Debt Securities—General Terms of the Debt Securities”;

•	the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

•	the procedures and conditions for the exercise of the warrants;

•	the dates on which the right to exercise the warrants begins and expires;

•	whether and under what conditions the warrants may be terminated or canceled by us;

•	whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

•	whether the warrants will be issued in bearer or registered form;

•	whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

•	other specific provisions.

Terms Applicable to Debt Securities and Warrants

Governing Law

The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

Jurisdiction and Consent to Service

We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel, Yulchon (formerly known as Woo Yun Kang Jeong & Han), has informed us that there would be certain conditions to be met under Korean law regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

We have appointed the General Manager of our New York Branch, Mr. Kye Dong Kim, and the Senior Deputy General Manager of our New York Branch, Mr. Il Soh Park, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York City and we have accepted the jurisdiction of those courts for those actions. Our New York Branch is located at 320 Park Avenue, 32nd Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

Foreign Exchange Controls

The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

Description of Guarantees

The description below summarizes some of the provisions of the guarantees that we may issue from time to time. Copies of the forms of guarantees are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential beneficiary of a guarantee.

The description of a guarantee that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Guarantees

Each guarantee will be issued by us as guarantor. The prospectus supplement relating to a guarantee will specify:

•	the relevant obligor and the obligations guaranteed under the guarantee;

•	the nature and scope of the guarantee, including whether or not it is irrevocable and unconditional;

•	the status of the guarantee in relation to our other obligations;

•	the governing law of the guarantee; and

•	other relevant provisions of the guarantee.

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

AND BEARER WARRANTS

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Cedel Bank for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

•

each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•

any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

For purposes of this section, “United States” means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

TAXATION

The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

The following summary of Korean tax consideration applies to you so long as you are not:

•	a citizen of Korea;

•	a resident of Korea;

•	a corporation organized under Korean law; or

•	maintaining a permanent establishment or a fixed base in Korea for business, trade or otherwise.

Tax on Interest Payments

Under current Korean tax laws, when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the debt securities, as long as such debt securities are denominated in a currency other than Won, provided that the disposition does not involve a transfer of such debt securities within Korea or the disposition does not involve a transfer of such debt securities to a resident of Korea or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation). If you sell or otherwise dispose of such debt securities to a Korean resident or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation) and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 27.5% of net gain or 11% of gross sale proceeds with respect to transactions), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the debt securities, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Tax Treaties” below.

Inheritance Tax and Gift Tax

If you die while you are the holder of the debt security, the subsequent transfer of the debt security by way of succession will be subject to Korean inheritance tax. Similarly, if you transfer the debt security as a gift, the donee will be subject to Korean gift tax and you may be required to pay the gift tax if the donee fails to do so or the donee is a non-resident.

Stamp Duty

You will not be subject to any Korean transfer tax, stamp duty, registration duty or similar documentary tax in respect of or in connection with a transfer of any debt securities or in connection with the exercise of exchange rights or conversion rights that may be acquired with the debt securities.

Guarantees

Any payments by us under our guarantee on the debt securities issued by a third-party Korean issuer, except payments made in respect of the principal amount of such guaranteed debt securities (or the issue price if the debt securities were originally issued at a discount), may be subject to withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as may be available under an applicable tax treaty, if any, between Korea and the country of incorporation or residence of the non-resident holder of the debt securities who receives our guarantee payments, unless otherwise exempt under such applicable tax treaty or Korean domestic tax law. Further details of the tax consequences of the holders of third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

Tax Treaties

At the date of this prospectus, Korea has tax treaties with, among others, Australia, Austria, Bangladesh, Belgium, Brazil, Bulgaria, Canada, China, Czech Republic, Denmark, Egypt, Finland, France, Germany, Hungary, India, Indonesia, Ireland, Italy, Japan, Luxembourg, Malaysia, Mexico, Mongolia, the Netherlands, New Zealand, Norway, Pakistan, Philippines, Poland, Republic of Fiji, Romania, Singapore, Spain, Sri Lanka, Sweden, Switzerland, Thailand, Tunisia, Turkey, the United Kingdom, the United States of America and Vietnam under which the rate of withholding tax on interest and dividends is reduced, generally to between 5% and 15%, and the tax on capital gains is often eliminated.

With respect to any gains subject to Korean withholding tax, as described under “—Tax on Capital Gains” above, you should inquire for yourself whether you are entitled to the benefit of a tax treaty with Korea. It will be your responsibility to claim the benefits of any tax treaty that may exist between your country and Korea in respect of capital gains, and to provide to the purchaser of the debt securities, or the relevant securities company handling the debt securities, as applicable, a certificate as to your country of residence. In the absence of sufficient proof, the purchaser, or the relevant securities company, as the case may be, must withhold tax at the normal rates.

At present, Korea has not entered into tax treaties regarding inheritance or gift tax.

United States Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

•	a bank or thrift;

•	a real estate investment trust;

•	a regulated investment company;

•	an insurance company;

•	a dealer in securities or currencies;

•	a trader in securities or commodities that elects mark-to-market treatment;

•	a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

•	a tax exempt organization; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you are not a U.S. holder, consult the discussions under “—Non-U.S. Persons” and “—Information Reporting and Backup Withholding” below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a “foreign currency”, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Notes

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 15% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and their stated redemption price at maturity will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

(i)	multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii)	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under “—Payments or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the

Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

Indexed Notes and Other Notes Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

Non-U.S. Persons

The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.

If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See “Information Reporting and Backup Withholding” below.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

•

you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States; or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

PLAN OF DISTRIBUTION

We may sell or issue the debt securities, warrants or guarantees in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities, warrants or guarantees will state:

•	the names of any underwriters;

•	the purchase price of the securities;

•	the proceeds to us from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

We may offer debt securities as consideration for the purchase of other of our debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents. We may offer guarantees as consideration for transactions involving securities of other issuers.

Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

LEGAL MATTERS

The validity of any particular series of debt securities or warrants issued with debt securities or any guarantees will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

Our authorized agents in the United States are Mr. Kye Dong Kim, General Manager of our New York Branch, or Mr. Il Soh Park, Senior Deputy General Manager of our New York Branch. The address of our New York Branch is 320 Park Avenue, 32nd Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. In Kang Cho, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth under “The Korea Development Bank” (except for the information set out under “The Korea Development Bank—Business—Government Support and Supervision”). Such information is stated on his authority.

The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under “The Korea Development Bank—Business—Government Support and Supervision” and “The Republic of Korea”. Such information is stated on his authority. The documents identified in the portion of this prospectus captioned “The Republic of Korea” as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

EXPERTS

Our financial statements as of and for the years ended December 31, 2006 and 2005 included in this prospectus have been so included in reliance on the report of Samil PricewaterhouseCoopers, the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

FORWARD-LOOKING STATEMENTS

This prospectus includes future expectations, projections or “forward-looking statements”, as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “expect”, “anticipate”, “estimate”, “project” and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

Factors that could adversely affect the future performance of the Korean economy include:

•

financial problems relating to chaebols (Korean conglomerates), or their suppliers, and their potential adverse impact on the Korean economy, including as a result of recent investigations relating to unlawful political contributions by chaebols;

•	failure or lack of progress in restructuring of chaebols, the financial industry and other large troubled companies, including credit card companies;

•	loss of investor confidence arising from corporate accounting irregularities and corporate governance issues at certain chaebols;

•	a slowdown in consumer spending or the overall economy;

•	adverse changes or volatility in foreign currency reserve levels, commodity prices (including an increase in oil prices), exchange rates, interest rates or stock markets;

•	deterioration of economic or market conditions in other emerging markets;

•

adverse developments in the economies of countries that are important export markets for the Republic, such as the United States, Japan and China, or in emerging market economies in Asia or elsewhere that could result in a loss of confidence in the Korean economy;

•

the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment and the relocation of the manufacturing base from the Republic to China);

•	social and labor unrest;

•

a decrease in tax revenues and a substantial increase in the Korean government’s expenditures for unemployment compensation and other social programs that, together, would lead to an increased government budget deficit;

•	geo-political uncertainly and risk of further attacks by terrorist groups around the world;

•	the recurrence of SARS or avian influenza in Asia and other parts of the world;

•	political uncertainly or increasing strife among or within political parties in the Republic;

•

deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including such deterioration resulting from trade disputes or disagreements in foreign policy;

•	hostilities involving oil producing countries in the Middle East and any material disruption in the supply of oil or increase in the price of oil resulting from those hostilities; and

•	an increase in the level of tensions or an outbreak of hostilities between North Korea and the Republic and/or the United States.

FURTHER INFORMATION

We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 11. Estimated Expenses.*

It is estimated that our expenses in connection with the sale of the debt securities, warrants and guarantees hereunder, exclusive of compensation payable to underwriters and agents, will be as follows:

SEC Registration Fee	US$	428,000
Printing Costs		250,000
Legal Fees and Expenses		450,000
Fiscal Agent Fees and Expenses		50,000
Blue Sky Fees and Expenses		50,000
Rating Agencies’ Fees		350,000
Miscellaneous (including amounts to be paid to underwriters in lieu of reimbursement of certain expenses)		600,000

Total	US$	2,178,000

*	Based on three underwritten offerings of the debt securities.

UNDERTAKINGS

The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

CONTENTS

This Registration Statement is comprised of:

(1)	Facing Sheet.

(2)	Explanatory Note.

(3)	Part I, consisting of the Prospectus.

(4)	Part II, consisting of pages II-1 to II-9

(5)	The following Exhibits:

A-1	- Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank (No. 33-38873).

B-1	- Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea Development Bank (No. 33-44818).

B-2	- Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank (No. 33-38873).

B-3	- Form of Amendment No. 1 to Fiscal Agency Agreement, incorporated herein by reference to Exhibit B-3 to the Registration Statement of The Korea Development Bank (No. 333-111608).

C-1	- Form of Warrant Agreement, including form of Warrants.*

C-2	- Form of Guarantee Agreement, including form of Guarantees, incorporated herein by reference to Exhibit C-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

C-3	- Form of Solicitation Indemnification Agreement, incorporated herein by reference to Exhibit C-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).

D-1	- Consent of the Governor of The Korea Development Bank (included on page II-5).

D-2	- Power of Attorney of the Governor of The Korea Development Bank.**

E-1	- Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-6).

E-2

-        Power of Attorney of the Minister of Finance and Economy of The Republic of Korea, incorporated herein by reference to Exhibit E-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

F	- Consent of Samil PricewaterhouseCoopers.

G-1	- Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States.**

G-2

-        Letter appointing Authorized Agents of The Republic of Korea in the United States (included in Exhibit E-2), incorporated herein by reference to Exhibit G-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

H	- The Korea Development Bank Act, incorporated herein by reference to Exhibit H to the Registration Statement of The Korea Development Bank (No. 333-111608).

I	- The Enforcement Decree of The Korea Development Bank Act, incorporated herein by reference to Exhibit I to the Registration Statement of The Korea Development Bank (No. 333-6866).

J	- The By-laws of The Korea Development Bank, incorporated herein by reference to Exhibit J to the Registration Statement of The Korea Development Bank (No. 333-6866).

K-1

-        Form of Prospectus Supplement relating to The Korea Development Bank’s Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”), incorporated herein by reference to Exhibit K-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

K-2

-        Form of Supplement to the Prospectus Supplement relating to the Korea Development Bank’s Series C Notes, incorporated herein by reference to Exhibit K-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

L

-        Form of Distribution Agreement between The Korea Development Bank and the Agents named therein relating to the offer an sale from time to time of the Series C Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No. 333-6866).

M-1

-        Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

M-2

-        Opinion (including consent) of Yulchon (formerly known as Woo Yun Kang Jeong & Han), 12th Floor, Textile Center, 944-31, Daechi-dong, Gangnam-gu, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

N-1	- Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

N-2	- Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

O

-        Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Korea Development Bank (No. 333-6866).

*	May be filed by amendment.
**	Previously filed.

SIGNATURE OF THE KOREA DEVELOPMENT BANK

Pursuant to the requirements of the Securities Act of 1933, as amended, The Korea Development Bank has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 14th day of March, 2007.

THE KOREA DEVELOPMENT BANK

By:	CHANG-LOK KIM*†
Governor

†By:	/s/ IN JOO KIM
In Joo Kim
(Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF THE REPUBLIC OF KOREA

Pursuant to the requirements of the Securities Act of 1933, as amended, The Republic of Korea has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 14th day of March, 2007.

THE REPUBLIC OF KOREA

By:	O-KYU KWON*†
Minister of Finance and Economy

†By:	/s/ IN KANG CHO
In Kang Cho
(Attorney-in-fact)

*	Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE KOREA DEVELOPMENT BANK

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 14th day of March, 2007.

†By:	/s/ KYE DONG KIM
Kye Dong Kim New York Branch The Korea Development Bank

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE KOREA DEVELOPMENT BANK

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 14th day of March, 2007.

†By:	/s/ IL SOH PARK
Il Soh Park New York Branch The Korea Development Bank

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REPUBLIC OF KOREA

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Republic of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 14th day of March, 2007.

†By:	/s/ IN KANG CHO
In Kang Cho Financial Attaché Korean Consulate General in New York

EXHIBIT INDEX

Exhibit		Page
A-1	- Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank (No. 33-38873).

B-1	- Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea Development Bank (No. 33-44818).

B-2	- Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank (No. 33-38873).

B-3	- Form of Amendment No. 1 to Fiscal Agency Agreement, incorporated herein by reference to Exhibit B-3 to the Registration Statement of The Korea Development Bank (No. 333-111608).

C-1	- Form of Warrant Agreement, including form of Warrants.*

C-2	- Form of Guarantee Agreement, including form of Guarantees, incorporated herein by reference to Exhibit C-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

C-3	- Form of Solicitation Indemnification Agreement, incorporated herein by reference to Exhibit C-3 to the Registration Statement of The Korea Development Bank (No. 333-97299).

D-1	- Consent of the Governor of The Korea Development Bank (included on page II-5).

D-2	- Power of Attorney of the Governor of The Korea Development Bank.**

E-1	- Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-6).

E-2

-        Power of Attorney of the Minister of Finance and Economy of The Republic of Korea, incorporated herein by reference to Exhibit E-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

F	- Consent of Samil PricewaterhouseCoopers.

G-1	- Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States.**

G-2

-        Letter appointing Authorized Agents of The Republic of Korea in the United States (included in Exhibit E-2) , incorporated herein by reference to Exhibit G-2 to the Registration Statement of The Korea Development Bank (No. 333-97299).

H	- The Korea Development Bank Act, incorporated herein by reference to Exhibit H to the Registration Statement of The Korea Development Bank (No. 333-111608).

I	- The Enforcement Decree of The Korea Development Bank Act, incorporated herein by reference to Exhibit I to the Registration Statement of The Korea Development Bank (No. 333-6866).

J	- The By-laws of The Korea Development Bank, incorporated herein by reference to Exhibit J to the Registration Statement of The Korea Development Bank (No. 333-6866).

K-1

-        Form of Prospectus Supplement relating to The Korea Development Bank’s Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the “Series C Notes”), incorporated herein by reference to Exhibit K-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

Exhibit		Page

K-2

-        Form of Supplement to the Prospectus Supplement relating to the Korea Development Bank’s Series C Notes, incorporated herein by reference to Exhibit K-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

L

-        Form of Distribution Agreement between The Korea Development Bank and the Agents named therein relating to the offer an sale from time to time of the Series C Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No. 333-6866).

M-1

-        Opinion (including consent) of Cleary Gottlieb Steen & Hamilton LLP, 39th Floor, Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

M-2

-        Opinion (including consent) of Yulchon (formerly known as Woo Yun Kang Jeong & Han), 12th Floor, Textile Center, 944-31, Daechi-dong, Gangnam-gu, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

N-1	- Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development Bank (No. 333-6866).

N-2	- Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development Bank (No. 333-6866).

O

-        Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration Statement of The Korea Development Bank (No. 333-6866).

*	May be filed by amendment.
**	Previously filed.